Exhibit 4.23

CREDIT AND SECURITY AGREEMENT

among

FIFTH THIRD BANK

(as Lender and Issuer)

and

SIFCO INDUSTRIES, INC.,

SIFCO CUSTOM MACHINING COMPANY,

SIFCO TURBINE COMPONENTS SERVICES, LLC,

and

TWF ACQUISITION, LLC

(collectively, as Borrowers)

December 10, 2010

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS		1
1.1	Accounting Terms.	1
1.2	General Terms.	1
1.3	Uniform Commercial Code Terms.	11
1.4	General Matters of Construction.	11
1.5	Time References.	11

ARTICLE 2 ADVANCES, PAYMENTS		11
2.1	Revolving Loans.	11
2.2	Procedure for Borrowing Advances.	12
2.3	Disbursement of Loan Proceeds.	12
2.4	Maximum Advances.	12
2.5	Repayment of Loans.	12
2.6	Statement of Account.	13
2.7	Letters of Credit.	13
2.8	Issuance of Letters of Credit.	13
2.9	Requirements For Issuance of Letters of Credit.	14
2.10	Voluntary Reduction of Revolving Commitment.	15
2.11	Additional Payments.	15
2.12	Use of Proceeds.	15

ARTICLE 3 INTEREST AND FEES		15
3.1	Interest.	15
3.2	Letter of Credit Fees.	17
3.3	Unused Facility Fee.	17
3.4	[Reserved.]	17
3.5	Late Fees.	17
3.6	Computation of Interest and Fees.	17
3.7	Maximum Charges.	17
3.8	Increased Costs.	18
3.9	Capital Adequacy.	18

ARTICLE 4 COLLATERAL: GENERAL TERMS		19
4.1	Security Interest in the Collateral.	19
4.2	Perfection of Security Interest.	19
4.3	Disposition of Collateral.	19
4.4	Preservation of Collateral.	19
4.5	Ownership of Collateral.	20
4.6	Defense of the Lender’s Interests.	20
4.7	Books and Records.	21
4.8	Financial Disclosure.	21
4.9	Compliance with Laws.	21
4.10	Inspection of Premises; Appraisals.	21
4.11	Insurance.	21
4.12	Failure to Pay Insurance.	22
4.13	Maintenance of Equipment.	22
4.14	Exculpation of Liability.	22
4.15	Financing Statements.	23
4.16	Pledged Securities.	23

ARTICLE 5 REPRESENTATIONS AND WARRANTIES		23
5.1	Authority.	23
5.2	Formation and Qualification; Subsidiaries.	23

i

5.3	Officers, Directors.	24
5.4	Governmental Approvals; No Conflicts.	24
5.5	Tax Returns.	24
5.6	Financial Statements.	24
5.7	Corporate Name.	25
5.8	O.S.H.A. and Environmental Compliance.	25
5.9	Solvency; No Litigation, No Violation, ERISA.	25
5.10	Patents, Trademarks, Copyrights and Licenses.	26
5.11	Licenses and Permits.	27
5.12	Default of Indebtedness.	27
5.13	No Burdensome Restrictions; No Default.	27
5.14	No Labor Disputes.	27
5.15	Margin Regulations.	27
5.16	Investment Company Act.	27
5.17	Disclosure.	27
5.18	Rate Management Agreements.	27
5.19	Material Business Agreements.	27
5.20	Application of Certain Laws and Regulations.	28
5.21	Regulations T, U and X.	28
5.22	Anti-Terrorism Laws.	28

ARTICLE 6 AFFIRMATIVE COVENANTS		29
6.1	Conduct of Business and Maintenance of Existence and Assets.	29
6.2	Violations.	29
6.3	Financial Covenants.	29
6.4	Execution of Supplemental Instruments.	29
6.5	Payment of Indebtedness.	30
6.6	Standards of Financial Statements.	30
6.7	Taxes.	30
6.8	Treasury Management.	30

ARTICLE 7 NEGATIVE COVENANTS		30
7.1	Merger, Consolidation, Acquisition and Sale of Assets.	30
7.2	Creation of Liens.	31
7.3	Guarantees.	31
7.4	Investments.	31
7.5	Loans.	31
7.6	[Reserved.]	31
7.7	[Reserved.]	31
7.8	Indebtedness.	31
7.9	Nature of Business.	32
7.10	Transactions with Affiliates.	32
7.11	Subsidiaries; Partnerships.	32
7.12	Fiscal Year and Accounting Changes.	32
7.13	Pledge of Credit.	32
7.14	Amendment of Charter Documents.	32
7.15	ERISA.	32
7.16	Prepayment of Indebtedness.	32
7.17	Modification of Material Business Agreements.	32
7.18	Compliance with ERISA.	33
7.19	Anti-Terrorism Laws.	33

ARTICLE 8 CONDITIONS PRECEDENT		33
8.1	Conditions to Initial Loans.	33
8.2	Conditions to Each Advance.	36
8.3	Post Closing Conditions	37

ARTICLE 9 INFORMATION AS TO THE LOAN PARTIES		37
9.1	Disclosure of Material Matters.	37
9.2	SEC Filings.	37
9.3	Litigation.	37
9.4	Material Occurrences.	37
9.5	Annual Financial Statements.	37
9.6	Quarterly Financial Statements.	38
9.7	Additional Information.	38
9.8	Projected Operating Budget, Availability Forecast.	38
9.9	Notice of Suits, Adverse Events.	38
9.10	ERISA Notices and Requests.	38

ARTICLE 10 EVENTS OF DEFAULT		39
10.1	Payment of Obligations.	39
10.2	Misrepresentations.	39
10.3	Failure to Furnish or Make Available Information.	39
10.4	Liens Against Assets.	39
10.5	Breach of Covenants.	39
10.6	Judgment.	40
10.7	Insolvency and Related Proceedings.	40
10.8	Material Adverse Effect.	40
10.9	Loss of Priority Lien.	40
10.10	Breach of Material Business Agreements.	40
10.11	Cross Default; Cross Acceleration.	40
10.12	Change of Control.	40
10.13	Invalidity of Loan Documents.	40
10.14	Destruction of Collateral.	40
10.15	Business Interruption.	40
10.16	ERISA Events.	41

ARTICLE 11 LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT		41
11.1	Rights and Remedies.	41
11.2	Lender Discretion.	41
11.3	Setoff.	42
11.4	Rights and Remedies not Exclusive.	42
11.5	Appointment of Receiver.	42

ARTICLE 12 WAIVERS AND JUDICIAL PROCEEDINGS		42
12.1	Waiver of Notice.	42
12.2	Delay.	42
12.3	Jury Waiver.	42

ARTICLE 13 EFFECTIVE DATE AND TERMINATION		43
13.1	Term.	43
13.2	Termination.	43

ARTICLE 14 THE BORROWER REPRESENTATIVE		43
14.1	Appointment; Nature of Relationship.	43
14.2	Joint and Several Obligations.	44
14.3	Notices.	45
14.4	Execution of Loan Documents.	45
14.5	Waivers.	45

ARTICLE 15 MISCELLANEOUS		46
15.1	Governing Law.	46
15.2	Entire Understanding; Amendments.	46

15.3	Transfers and Assignments.	46
15.4	Application of Payments.	46
15.5	Indemnity.	47
15.6	Notice.	47
15.7	Survival.	48
15.8	Severability.	48
15.9	Expenses.	48
15.10	Injunctive Relief.	48
15.11	Consequential Damages.	49
15.12	Counterparts; Electronic Signatures.	49
15.13	Construction.	49
15.14	Confidentiality; Sharing Information.	49
15.15	Publicity.	49
15.16	CONFESSION OF JUDGMENT.	50

LIST OF SCHEDULES AND EXHIBITS

All Schedules to the Credit and Security Agreement:

Schedule 1.2(a)	Owned Real Property
Schedule 1.2(b)	Liens
Schedule 4.5	Inventory
Schedule 4.16	Pledged Securities
Schedule 5.2(a)	Incorporation/Organization/Foreign Qualification
Schedule 5.2(b)	Subsidiaries
Schedule 5.3	Officers, Directors, Shareholders, Capitalization
Schedule 5.9(b)	Litigation
Schedule 5.9(d)	Plans
Schedule 5.10	Patents, Trademarks, Copyrights and Licenses
Schedule 5.19	Material Business Agreements
Schedule 6.8	Accounts
Schedule 7.4	Investments
Schedule 7.8	Indebtedness

All Exhibits to the Credit and Security Agreement:

Exhibit A  Form of Compliance Certificate

Exhibit B  Form of Revolving Note

v

CREDIT AND SECURITY AGREEMENT

This CREDIT AND SECURITY AGREEMENT (this “Agreement”), has been executed and is dated as of December 10, 2010, by and among SIFCO INDUSTRIES, INC., SIFCO CUSTOM MACHINING COMPANY, SIFCO TURBINE COMPONENTS SERVICES, LLC, and TWF ACQUISITION, LLC, collectively, as Borrowers, FIFTH THIRD BANK, as the Lender, and FIFTH THIRD BANK, as the Issuer.

IN CONSIDERATION of the mutual covenants and undertakings herein contained, the receipt and sufficiency of which are hereby acknowledged, the Borrower, the Lender and the Issuer hereby agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Accounting Terms. As used in the Loan Documents, accounting terms not defined in Section 1.2 or elsewhere in this Agreement and accounting terms partly defined in Section 1.2 to the extent not defined shall have the respective meanings given to them under GAAP; provided, however, whenever such accounting terms are used for the purposes of determining compliance with financial covenants in this Agreement, such accounting terms shall always be defined in accordance with GAAP. All financial computations to be made under this Agreement shall, unless otherwise specifically provided herein, be made in accordance with GAAP applied on a basis consistent in all material respects with the financial statements delivered to the Lender on or prior to the Closing Date.

1.2 General Terms. For purposes of this Agreement, the following terms shall have the following meanings:

“Accommodation Payment” shall have the meaning set forth in Section 14.2.

“Account Debtor” shall mean and include the account debtor with respect to any Account and/or the prospective purchaser of goods, services or both with respect to any contract or contract right, and/or any party who enters into or proposes to enter into any contract or other arrangement with a Borrower, pursuant to which such Borrower is to deliver any personal property or perform any services.

“Advances” shall mean and include the Revolving Loans and Letters of Credit.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above. For purposes of this definition, control of a Person shall mean the power, directly or indirectly, (x) to vote five percent (5%) or more of the securities having ordinary voting power for the election of directors of such Person, or (y) to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall have the meaning set forth in the preamble.

“Allocable Amount” shall have the meaning set forth in Section 14.2.

“Anti-Terrorism Laws” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by the United States Treasury Department’s Office of Foreign Asset Control.

“Applicable Letter of Credit Fee Percentage” shall have the meaning set forth in Section 3.2.

“Applicable LIBOR Rate Margin” shall have the meaning set forth in Section 3.1(c).

“Applicable Prime Margin” shall have the meaning set forth in Section 3.1(c).

“Authorized Officer” shall mean a Person’s president, chief executive officer, chief financial officer or any other officer approved by the Lender in its sole discretion.

“Blocked Person” shall have the meaning assigned to such term in Section 5.22(b).

“Borrower” and “Borrowers” shall mean, individually or collectively, as the context may require, SIFCO, SIFCO Industries, Inc., SIFCO Custom Machining Company, SIFCO Turbine Components Services, LLC, and TWF Acquisition, LLC, and any other Person who may hereafter become a party hereto as a Borrower.

“Borrower Representative” shall mean SIFCO.

“Business Day” shall mean any day other than Saturday or Sunday or a legal holiday on which commercial banks are authorized or required by law to be closed for business in Cleveland, Ohio and, if the applicable Business Day relates to any Libor Rate Loans, such day must also be a day on which dealings are carried on in the London interbank market.

“Capital Expenditures” shall mean any expenditure made or liability incurred which is, determined in accordance with GAAP, treated as a capital expenditure and not as an expense item for the year in which it was made or incurred, as the case may be.

“CERCLA” shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

“Change of Control” shall mean (a) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended) of 50% or more of the outstanding voting Equity Interest of SIFCO on a fully diluted basis; (b) the Permitted Holders shall collectively cease to own, free and clear of all Liens or other encumbrances, at least 50% of the outstanding voting Equity Interest of SIFCO on a fully diluted basis; (c) any merger or consolidation of or with any or sale of all or substantially all of the property or assets of any Loan Party; or (d) each Borrower shall cease to own, free and clear of all Liens or other encumbrances, at least 100% of the outstanding voting Equity Interests of any existing or future Subsidiary.

“Charges” shall mean all taxes, charges, fees, imposts, levies or other assessments, including all net income, gross income, gross receipts, sales, use, ad valorem, value added, transfer, franchise, profits, inventory, capital stock, license, withholding, payroll, employment, social security, unemployment, excise, severance, stamp, occupation and property taxes, custom duties, fees, assessments, liens, claims and charges, together with any interest and any penalties, additions to tax or additional amounts, imposed by any taxing or other similar Governmental Body, domestic or foreign (including the Pension Benefit Guaranty Corporation or any environmental agency or superfund), upon the Collateral or any Loan Party.

“Charter Documents” shall mean, as to any Person (other than a natural person), the charter, certificate or articles of incorporation or organization, by-laws, regulations, general or limited partnership agreement, certificate of limited partnership, certificate of formation, operating agreement, and other similar organizational or governing documents of such Person.

“Closing Date” shall mean December 10, 2010.

“Code” shall mean the Internal Revenue Code of 1986 and the regulations promulgated thereunder.

“Collateral” shall mean and include all personal property owned by the Loan Parties, whether now owned or existing, or hereafter arising or acquired or received by the Loan Parties, wherever located, including:

(a)	all Accounts;

(b)	all Inventory;

(c)	all Equipment and Fixtures;

(d)	all General Intangibles, Payment Intangibles and Intellectual Property;

(e)	all Investment Property; provided that the Loan Parties shall only be required to pledge 65% of the Equity Interests of their respective foreign Subsidiaries;

(f)	all Deposit Accounts and any and all monies credited by or due from any financial institution or any other depository;

(g)	all Chattel Paper, Instruments and Documents;

(h)	all of the Loan Parties’ right, title and interest in and to (i) its respective goods and other personal property including all merchandise returned or rejected by Account Debtors, relating to or securing any of the Accounts; (ii) all of the Loan Parties’ rights as a consignor, a consignee, an unpaid vendor, mechanic, artisan, or other lien or, including stoppage in transit, setoff, detinue, replevin, reclamation and repurchase; (iii) all additional amounts due to the Loan Parties from any Account Debtors relating to the Accounts; (iv) other property, including warranty claims, relating to any goods securing this Agreement; (v) all of the Loan Parties’ contract rights, rights of payment which have been earned under a contract right, Instruments (including promissory notes), Documents, Chattel Paper (including electronic chattel paper), warehouse receipts, Deposit Accounts, letters of credit, and money; (vi) all Commercial Tort Claims (whether now existing or hereafter arising); (vii) if and when obtained by the Loan Parties, all real and personal property of third parties in which the Loan Parties have been granted a lien or security interest as security for the payment or enforcement of Accounts; (viii) all Letter of Credit Rights (whether or not the respective letter of credit is evidenced by a writing); (ix) all Supporting Obligations; and (x) any other goods or personal property, if any, in which the Loan Parties may hereafter in writing grant a security interest to the Lender hereunder, or in any amendment or supplement hereto or thereto, or under any other agreement between the Lender and the Loan Parties;

(i)

all of the Loan Parties’ ledger sheets, ledger cards, files, correspondence, records, books of account, business papers, computer software (owned by the Loan Parties or in which they have an interest), computer programs, tapes, disks and documents relating to (a), (b), (c), (d), (e), (f), (g) or (h) of this Paragraph; and

(j)	all proceeds and products of (a), (b), (c), (d), (e), (f), (g) and (h) in whatever form, including: cash, deposit accounts (whether or not comprised solely of proceeds), certificates of deposit, insurance proceeds (including hazard, flood and credit insurance), negotiable instruments and other instruments for the payment of money, chattel paper, security agreements, documents, eminent domain proceeds, condemnation proceeds and tort claim proceeds.

“Compliance Certificate” shall mean a certificate of the Loan Parties signed by an Authorized Officer of each Loan Party appropriately completed and in substantially the form of Exhibit A hereto.

“Consents” shall mean all filings and all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Bodies and other third parties, domestic or foreign, necessary to carry on any Loan Party’s business, including any Consents required under all applicable federal, state or other applicable law.

“Controlled Group” shall mean all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with any Person, are treated as a single employer under Section 414 of the Code.

“Customs” shall have the meaning set forth in Section 2.9(c).

“Default” shall mean an event which, with the giving of notice or passage of time or both, would constitute an Event of Default.

“Default Rate” shall have the meaning set forth in Section 3.1(d).

“Distributions” shall mean cash dividends and other cash distributions paid on or in connection with the Equity Interests of the Borrower, including, without limitation, the repurchase, redemption or retirement of any Equity Interests of the Borrower.

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Domestic Rate Loan” shall mean any Loan that bears interest based upon the Prime Rate.

“Earnings Before Interest and Taxes” shall mean, for any fiscal period, the sum of (a) net income (or loss) for such period (excluding extraordinary gains and losses), determined using the first-in first-out method of valuing Inventory, plus (b) all interest expense for such period plus (c) all charges against (or minus credits to) income for federal, state and local taxes for such period, in each case, calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“EBITDA” shall mean, for any fiscal period, the sum of (a) Earnings Before Interest and Taxes for such period, plus (b) depreciation expenses for such period, plus (c) amortization expenses for such period, in each case, calculated on a consolidated basis for the Borrowers and their Subsidiaries.

“Environmental Laws” shall mean all federal, state and local environmental, land use, zoning, health, chemical use, safety and sanitation laws, statutes, ordinances and codes relating to the protection of the environment and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of Hazardous Substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of Governmental Bodies with respect thereto.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a

Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Event of Default” shall mean the occurrence of any of the events set forth in Article 10.

“Executive Order No. 13224” shall mean the Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

“Facility Termination Date” shall mean December 10, 2015.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financials” shall have the meaning set forth in Section 0.

“Fixed Charge Coverage Ratio” shall mean and include, with respect to any fiscal period, the ratio of (a) EBITDA plus cash payments of rent made to any Affiliate of any Loan Party less (i) Capital Expenditures that were not specifically funded by Indebtedness (provided, however, Capital Expenditures that were funded by a Revolving Loan shall be subtracted from EBITDA in calculating the Fixed Charge Coverage Ratio), less (ii) cash taxes paid, less (iii) cash Distributions less (iv) any other extraordinary items paid in cash to (b) Fixed Charges. Notwithstanding the foregoing, for the fiscal quarters ending on December 31, 2010, March 31, 2011 and June 30, 2011, the amount of Capital Expenditures in subpart (a)(i) shall be equal to the greater of (A) actual amount of such Capital Expenditures made from the period beginning on October 1, 2010 and ending on such calculation date or (B) $4,000,000; and, thereafter, the amount shall be equal to the actual amount of Capital Expenditures incurred during the applicable measurement period.

“Fixed Charges” shall mean, with respect to any fiscal period, the sum of (a) interest expense plus (b) without duplication, scheduled principal payments on Indebtedness.

“GAAP” shall mean generally accepted accounting principles in the United States of America in effect from time to time.

“Governmental Body” shall mean any nation or government, any state or other political subdivision thereof or any entity exercising the legislative, judicial, regulatory or administrative functions of or pertaining to a government.

“Hazardous Substance” shall mean, without limitation, any flammable explosives, radon, radioactive materials, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum and petroleum products, methane, hazardous materials, Hazardous Wastes, hazardous or Toxic Substances or related materials as defined in CERCLA, the Hazardous Materials Transportation Act, as amended (49 U.S.C. Sections 1801, et seq.), RCRA or any other applicable Environmental Law and in the regulations adopted pursuant thereto.

“Hazardous Wastes” shall mean all waste materials subject to regulation under CERCLA, RCRA or applicable state law, and any other applicable Federal and state laws now in force or hereafter enacted relating to hazardous waste disposal.

“Indebtedness” shall mean, with respect to a Person at any date of determination, any and all indebtedness, obligations or liabilities (but not including trade payables and accrued expenses incurred in the ordinary course of business which are not represented by a promissory note or other evidence of indebtedness and which are not more than sixty (60) days past due) (whether matured or unmatured, liquidated or unliquidated, direct or indirect, absolute or contingent, or joint or several) of such Person for or in respect of: (a) borrowed money, (b) amounts raised under or liabilities in respect of any note purchase or acceptance credit facility, (c) reimbursement obligations (contingent or otherwise) under any letter of credit, (d) Rate Management Obligations, (e) any other transaction (including forward sale or purchase agreements, capitalized leases and conditional sales agreements) having the commercial effect of a borrowing of money entered into by such Person to finance its operations or capital requirements, (f) any guaranty of Indebtedness for borrowed money, and (g) all indebtedness secured by a Lien on assets owned by such Person, whether or not such indebtedness actually shall have been created, assumed or incurred by such Person. In no event shall “Indebtedness” include obligations under any Plan.

“Intellectual Property” shall mean patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright registrations, trademarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill; customer and other lists in whatever form maintained; and trade secret rights, copyright rights, rights in works of authorship, and contract rights relating to computer software programs, in whatever form created or maintained.

“ISP” shall have the meaning set forth in Section 2.8(b).

“Issuer” shall mean, with respect to any Letter of Credit, the issuer of such Letter of Credit and shall be, with respect to any Letter of Credit hereunder, Fifth Third Bank, and each of its successors and assigns (and which may be replaced at the sole discretion of the Lender).

“Lender” shall mean, initially, Fifth Third Bank, and shall include each Person which becomes a transferee, successor or assign of the Lender.

“Letters of Credit” shall have the meaning set forth in Section 2.7.

“Letter of Credit Exposure” shall mean, at any time, the aggregate undrawn amount of all outstanding Letters of Credit plus the aggregate amount of all disbursements relating to Letters of Credit that have not been reimbursed by the Borrowers.

“Letter of Credit Fees” shall have the meaning set forth in Section 3.2.

“Leverage Ratio” shall mean, with respect to any fiscal period, the ratio of (a) Indebtedness to (b) EBITDA.

“Libor Rate” shall mean, for any day, the rate of interest (rounded upwards, if necessary, to the next 1/8 of 1% and adjusted for reserves if the Lender is required to maintain reserves with respect to relevant advances) fixed by the British Bankers’ Association at 11:00 a.m., London time, relating to quotations for the one month London InterBank Offered Rates on U.S. Dollar deposits as published on the Reuters Screen LIBOR01 Page, or, if no longer provided by Reuters, such rate as shall be determined in good faith by the Lender from such sources as it shall determine to be comparable to Reuters (or any successor) as determined by the Lender at approximately 10:00 a.m. Cleveland, Ohio time on the relevant date of determination; provided, however, that if the Libor Rate is unavailable, unascertainable or unlawful, in each case as determined by the Lender in its sole discretion, then the Libor Rate shall mean the Prime Rate; provided, further, that any time that a Rate Management Agreement is then in effect with respect to any Loan, the provisions contained herein that round up the interest rate to the nearest 1/8th of 1% shall be disregarded and no longer of any force and effect. Each change in the Libor Rate shall be effective as of the first business day of each month thereafter.

“Libor Rate Loan” shall mean any Loan that bears interest based on the Libor Rate.

“Lien” shall mean any mortgage, deed of trust, pledge, hypothecation, assignment, security interest, lien (whether statutory or otherwise), Charge, claim or encumbrance, or preference, priority or other security agreement or preferential arrangement held or asserted in respect of any asset of any kind or nature whatsoever including any conditional sale or other title retention agreement, any lease having substantially the same economic effect as any of the foregoing, and the filing of, or agreement to give, any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction.

“Loan” shall mean each Revolving Loan; and “Loans” shall collectively mean all of the Revolving Loans.

“Loan Account” shall have the meaning set forth in Section 2.6.

“Loan Documents” shall mean this Agreement, the Notes, the Perfection Certificate, the Letters of Credit, mortgages, if any, any Rate Management Agreements, and any and all other agreements, instruments and documents, including guaranties, reimbursement agreements, pledges, powers of attorney, consents, and all other writings heretofore, now or hereafter executed by any Loan Party and/or delivered to the Issuer or the Lender in respect of the transactions contemplated by this Agreement.

“Loan Party” or “Loan Parties” shall mean, singularly or collectively, as the context may require, the Borrowers and (a) any additional Borrower that may join this Agreement after the Closing Date and (b) any Person that guaranties all or any portion of the Obligations pursuant to this Agreement, and, in each case, their respective successors and assigns.

“Margin Stock” shall have the meaning set forth in Section 5.21.

“Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, results of operations, business or prospects of the Loan Parties taken as a whole, (b) any Loan Party’s ability to pay the Obligations in accordance with the terms thereof, (c) the value of the Collateral, the Lender’s Liens on the Collateral, or the priority of any such Lien, or (d) the practical realization of the benefits of the Lender’s rights and remedies under the Loan Documents.

“Material Business Agreement” shall mean any the Supplier Agreement between Rolls-Royce Corporation and SIFCO Industries dated as of January 1, 2006, and any other agreement that if terminated, rescinded or breached would have a Material Adverse Effect on any Loan Party.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Sections 3(37) and 4001(a)(3) of ERISA.

“Note” shall mean each Revolving Note; and “Notes” shall collectively mean all of the Revolving Notes.

“Obligations” shall mean and include any and all loans, advances, debts, liabilities, obligations, covenants and duties (absolute, contingent, matured or unmatured) owing by the Loan Parties to the Lender or the Issuer or to any other direct or indirect subsidiary or affiliate of the Issuer or the Lender of any kind or nature, present or future (including any interest accruing thereon after maturity, or after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding relating to any Loan Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), whether or not evidenced by any note, guaranty or other instrument, whether arising under any agreement, instrument or document (including the Loan Documents), whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, equipment lease or guarantee, or in connection with any commercial credit cards, stored value cards, procurement cards, Fifth Third Bank multi-cards, cash management or treasury administration services or in any other manner, whether arising out of overdrafts or deposit or other accounts or electronic funds transfers (whether through automated clearing houses or otherwise) or out of the Issuer’s or the Lender’s non-receipt of or inability to collect funds or otherwise not being made whole in connection with depository transfer check or other similar arrangements, whether direct or indirect (including those acquired by assignment or participation), absolute or contingent, joint or several, due or to become due, now existing or hereafter arising, contractual or tortious, liquidated or unliquidated, regardless of how such indebtedness or liabilities arise or by what agreement or instrument they may be evidenced or whether evidenced by any agreement or instrument, including any and all of any Loan Party’s Indebtedness and/or liabilities under the Loan Documents or under any other agreement between the Issuer or the Lender and any Loan Party, including all Rate Management Obligations, and any amendments, extensions, renewals or increases and all costs and expenses of the Lender and the Issuer incurred in the documentation, negotiation, modification, enforcement, collection or otherwise in connection with any of the foregoing, including reasonable attorneys’ fees and expenses and all obligations of any Loan Party to the Lender or the Issuer to perform acts or refrain from taking any action.

“Operating Account” shall mean, with respect to the Borrowers, that certain commercial deposit account maintained at Fifth Third Bank, which shall be the Borrowers’ primary operating account.

“Owned Real Property” shall mean all Real Property owned by the Borrowers as set forth on Schedule 1.2(a).

“Payment Office” shall mean initially Fifth Third Bank, 600 Superior Avenue East, Cleveland, Ohio 44114; and, thereafter, such other office of the Lender, if any, which it may designate by notice to the Borrower Representative.

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“Perfection Certificate” shall mean the perfection certificate and the responses thereto provided by the Borrowers to the Lender.

“Permitted Discretion” shall mean a determination made in good faith in the exercise of reasonable business judgment.

“Permitted Encumbrances” shall mean (a) Liens in favor of the Lender and the Issuer; (b) Liens for taxes, assessments or other governmental charges that (i) are not delinquent or (ii) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens and with respect to which proper reserves have been taken by the Loan Parties in accordance with GAAP; provided, that, such Liens shall have no effect on the priority of the Liens in favor of the Lender or the value of the assets in which the Lender has such a Lien and a stay of enforcement of any such Lien shall be in effect; (c) deposits or pledges to secure obligations under worker’s compensation, social security or similar laws, or under unemployment insurance or general liability or product liability insurance; (d) attachment and judgment liens which do not constitute an Event of Default under Section 10.6; (e) mechanics, workers, materialmen’s, warehousemen’s, common carriers, landlord’s or other like Liens arising in the ordinary course of any Loan Party’s business with respect to obligations which are not due or which are being contested in good faith by the applicable Loan Party; (f) Liens placed upon equipment and real estate assets acquired to secure a portion of the purchase price thereof, provided that any such lien shall not encumber any other property of the Loan Parties other than insurance and other proceeds of such equipment and real estate; (g) zoning restrictions, easements, encroachments, rights of way, restrictions, leases, licenses, restrictive covenants and other similar title exceptions or Liens affecting Real Property, none of which materially impairs the use of such Real Property or the value thereof, and none of which is violated in any material respect by existing or supporting structures or land use; and (h) Liens disclosed on Schedule 1.2(b) provided that the principal amount secured thereby is not hereafter increased, and no additional assets become subject to such Lien.

“Permitted Holders” shall mean the M. and S. Silk Revocable Trust and the Voting Trust among the holders of SIFCO Industries, Inc. stock that are party thereto and Janice Carlson and Charles H. Smith, III as Trustees.

“Person” shall mean any individual, sole proprietorship, partnership, corporation, business trust, joint stock company, trust, unincorporated organization, association, limited liability company, institution, public benefit corporation, joint venture, entity or Governmental Body.

“Plan” shall mean any employee pension benefit plan within the meaning of Section 3(2) of ERISA.

“Prime Rate” shall mean the greater of (a) interest rate established from time to time by the Lender as the Lender’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by the Lender for commercial or other extensions of credit and (b) one-half of one percent (0.5%) in excess of the Federal Funds Effective Rate. Each change in the Prime Rate shall be effective immediately from and after such change.

“Projections” shall have the meaning set forth in Section 5.6(a).

“Rate Management Agreement” means any agreement, device, or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates, forward rates, or equity prices, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants, and any agreement pertaining to equity derivative transactions (e.g., equity or equity index swaps, options, caps, floors, collars and forwards), including any ISDA Master Agreement between any Borrower and the Lender or any affiliate of Fifth Third Bancorp, and any schedules, confirmations and documents and other confirming evidence between the parties confirming transactions thereunder, all whether now existing or hereafter arising.

“Rate Management Obligations” means any and all obligations of any Borrower to the Lender or any affiliate of Fifth Third Bancorp, whether absolute, contingent or otherwise and howsoever and whensoever (whether now or hereafter) created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefore), under or in connection with (a) any and all Rate Management Agreements, and (b) any and all cancellations, buy-backs, reversals, terminations or assignments of any Rate Management Agreement.

“RCRA” shall mean the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. Section 6901 et seq.

“Real Property” shall mean all real property, both owned and leased, of the Loan Parties.

“Release” shall have the meaning set forth in Section 5.8(c).

“Reportable Event” shall mean a reportable event described in Section 4043(c) of ERISA or the regulations promulgated thereunder.

“Revolving Commitment” shall mean the commitment of the Lender to make Revolving Loans and issue Letters of Credit, as such commitment may be reduced pursuant to the terms of this Agreement. The initial amount of the Lender’s Revolving Commitment is $30,000,000.

“Revolving Exposure” shall mean, at any time, the sum of the outstanding principal amount of Revolving Loans and Letter of Credit Exposure at such time.

“Revolving Loan” shall mean a loan made pursuant to Section 2.1.

“Revolving Note” or “Revolving Notes” shall mean, singularly or collectively, as the context may require, the promissory notes referred to in Section 2.1.

“SIFCO” shall mean SIFCO Industries, Inc., an Ohio corporation.

“Subsidiary” shall mean a corporation or other entity of whose shares of stock or other ownership interests having ordinary voting power (other than stock or other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the directors of such corporation, or other Persons performing similar functions for such entity, are owned, directly or indirectly, by such Person.

“Termination Event” shall mean: (a) a Reportable Event with respect to any Plan or Multiemployer Plan; (b) the withdrawal of any Loan Party or any Subsidiary thereof or any member of the Controlled Group from a Plan during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA; (c) the providing of notice of intent to terminate a Plan in a distress termination described in Section 4041(c) of ERISA; (d) the institution by the PBGC of proceedings to terminate a Plan or Multiemployer Plan; (e) any event or condition (i) which could reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or Multiemployer Plan, or (ii) that could reasonably be expected to result in termination of a Multiemployer Plan pursuant to Section 4041A of ERISA; or (f) the partial or complete withdrawal within the meaning of Sections 4203 and 4205 of ERISA, of any Loan Party, any Subsidiary thereof or any member of the Controlled Group from a Multiemployer Plan.

“Toxic Substance” shall mean and include any material present on the Real Property which has been shown to have significant adverse effect on human health or which is subject to regulation under the Toxic Substances Control Act (TSCA), 15 U.S.C. Sections 2601 et seq., applicable state law, or any other applicable Federal or state laws now in force or hereafter enacted relating to toxic substances. “Toxic Substance” includes asbestos, polychlorinated biphenyls (PCBs) and lead-based paints.

“Transferee” shall have the meaning set forth in Section 15.14(a).

“UCP” shall have the meaning set forth in Section 2.8(b).

“UFCA” shall have the meaning set forth in Section 14.2.

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the State of Ohio; provided, however, that if by reason of mandatory provisions of law, the perfection or the effect of perfection or non-perfection of the security interest or Lien in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than Ohio, “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as the same has been, or shall hereafter be, renewed, extended, amended or replaced.

1.3 Uniform Commercial Code Terms. All terms used herein and defined in the Uniform Commercial Code as adopted in the State of Ohio from time to time shall have the meaning given therein unless otherwise defined herein. Such terms shall include: “Account”, “Account Debtor”, “Certificated Security”, “Chattel Paper”, “Commercial Tort Claim”, “Commodities Account”, “Deposit Account”, “Document”, “Equipment”, “Farm Products”, “Financial Asset”, “Fixture”, “General Intangible”, “Instrument”, “Inventory”, “Investment Property”, “Lease”, “Lessor”, “Letter-of-Credit Rights”, “money”, “Payment Intangibles”, “Proceeds”, “Product”, “Record”, “Secured Party”, “Securities Account”, “Security”, “Security Entitlement”, “Security Interest” and “Supporting Obligation”. To the extent the definition of any category or type of Collateral is expanded by any amendment, modification or revision to the Uniform Commercial Code, such expanded definition will apply automatically as of the effective date of such amendment, modification or revision.

1.4 General Matters of Construction. For the purpose of computing periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”. Unless the context otherwise expressly requires, (a) all references to laws, statutes and regulations shall include any amendments, renewals, extensions, replacements, or successor laws, statutes or regulations, (b) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented or otherwise modified, substituted, amended and restated, or replaced, (c) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (d) the words “herein,” “hereof,” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not any particular provision hereof, (e) any reference to payment, repayment, or prepayment shall be construed as referring to payment of immediately available funds in Dollars, (f) any pronoun used shall be deemed to cover all genders, (g) any reference to any Loan Document shall mean, unless the context expressly states otherwise, such Loan Document in form and substance satisfactory to the Lender, (h) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (i) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (j) wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa, and (k) captions used in this Agreement are intended for convenience only and do not constitute and shall not be interpreted as part of this Agreement.

1.5 Time References. All time references in the Loan Documents are to Cleveland, Ohio time.

ARTICLE 2

ADVANCES, PAYMENTS

2.1 Revolving Loans. Subject to the terms and conditions set forth in this Agreement, the Lender will make Revolving Loans to the Borrowers in aggregate amounts outstanding at any time prior to the Facility Termination Date equal to the Revolving Commitment less the Letter of Credit Exposure.

Revolving Loans shall be evidenced by a secured promissory note (the “Revolving Note”) substantially in the form attached hereto as Exhibit B.

2.2 Procedure for Borrowing Advances. The Borrower Representative shall notify the Lender prior to 12:00 noon on a Business Day of a Borrower’s request to incur, on that day, a Revolving Loan hereunder. Should any amount required to be paid as interest hereunder, or as fees or other charges under this Agreement or any other agreement with the Lender, or with respect to any other Obligation, become due, the same shall be deemed a request for a Revolving Loan charged to the Loan Account as of the date such payment is due, in the amount required to pay in full such interest, fee, charge or Obligation under this Agreement or any other agreement with the Lender, and such request shall be irrevocable.

2.3 Disbursement of Loan Proceeds. All Loans shall be disbursed from whichever office or other place the Lender may designate from time to time and, together with any and all other Obligations of the Borrowers to the Lender, shall be charged to the Loan Account on the Lender’s books. During the term of this Agreement, the Borrower Representative may use the Revolving Loans by borrowing, prepaying and reborrowing, all in accordance with the terms and conditions hereof. The proceeds of each Revolving Loan requested by the Borrower Representative or deemed to have been requested by any Borrower under Section 2.2 shall, with respect to requested Revolving Loans to the extent the Lender makes such Revolving Loans, be made available to the Borrower Representative on the day so requested by way of credit to the Operating Account, in immediately available federal funds or other immediately available funds or, with respect to Revolving Loans deemed to have been requested by a Borrower, be disbursed to the Lender to be applied to the outstanding Obligations giving rise to such deemed request.

2.4 Maximum Advances. Subject to Section 4.4, the Revolving Exposure outstanding at any time shall not exceed the Revolving Commitment. If the Revolving Exposure at any time exceeds the Revolving Commitment, subject to Section 4.4, such excess shall be immediately due and payable without the necessity of any demand, at the Payment Office, whether or not a Default or Event of Default has occurred.

2.5 Repayment of Loans.

(a)	The Loans shall be due and payable in full on the Facility Termination Date subject to earlier prepayment as herein provided.

(b)

All payments of principal, interest and other amounts payable hereunder, or under any of the other Loan Documents shall be made to the Lender at the Payment Office not later than 11:00 a.m. on the due date in lawful money of the United States of America in federal funds or other funds immediately available to the Lender. The Borrowers hereby authorize the Lender to initiate any such payments from the Borrowers’ accounts, including the Operating Account, through BillPayer 2000® or otherwise. The Borrowers acknowledge and agree that use of BillPayer 2000® shall be governed by the BillPayer 2000® Terms and Conditions, a copy of which Borrowers acknowledge receipt. The Borrowers further acknowledge and agree to maintain payments hereunder through BillPayer 2000® throughout the term of this Agreement. If BillPayer 2000® is cancelled at any time, the Borrowers may be required to pay the Lender the then current amount of the difference between the Lender’s customary note processing fee and the discounted note processing fee received by the Borrowers in consideration of its use of BillPayer 2000®.

(c)	The Borrowers shall pay principal, interest, and all other amounts payable hereunder, or under any other Loan Document, without any deduction whatsoever, including any deduction for any setoff or counterclaim.

(d)	The Lender shall not be required to credit any deposit account maintained by the Borrower with the Lender for the amount of any item of payment or other payment which is unsatisfactory to the Lender. All credits (other than federal wire transfers) shall be provisional, subject to verification and final settlement. The Lender may charge the Loan Account for the amount of any item of payment or other payment which is returned to the Lender unpaid or otherwise not collected. The Borrowers agree that any information and data reported to the Borrowers pursuant to any service which is received prior to final posting and confirmation is subject to correction and is not to be construed as final posting information. The Lender shall have no liability for the content of such preliminary service related information.

2.6 Statement of Account. The Lender shall maintain, in accordance with its customary procedures, a loan account (“Loan Account”) in the name of the Borrowers in which shall be recorded, among other things, the date and amount of each Advance made by the Lender and the date and amount of each payment in respect thereof; provided, however, the failure by the Lender to record the date and amount of any Advance shall not adversely affect the Lender.

2.7 Letters of Credit. Subject to the terms and conditions hereof, the Issuer shall (a) issue or cause the issuance of letters of credit (“Letters of Credit”) on behalf of the Borrowers; provided, however, that the Issuer will not be required to issue or cause to be issued any Letters of Credit to the extent that the face amount of such Letters of Credit would then cause the Revolving Exposure to exceed the Revolving Commitment. The maximum amount of Letters of Credit outstanding shall not exceed $5,000,000 in the aggregate at any time. All disbursements or payments related to Letters of Credit shall be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations.

2.8 Issuance of Letters of Credit.

(a)	The Borrower Representative may request the Issuer to issue or cause the issuance of a Letter of Credit by delivering to the Issuer at the Payment Office the Issuer’s form of letter of credit application completed to the satisfaction of the Issuer; and, such other certificates, documents and other papers and information as the Issuer may reasonably request no later than 12:00 noon at least five (5) Business Days’ prior to the date of such proposed issuance. The Borrowers also have the right to give instructions and make agreements with respect to any application, any applicable letter of credit and security agreement, any applicable letter of credit reimbursement agreement and/or any other applicable agreement, any letter of credit and the disposition of documents, disposition of any unutilized funds, and to agree with the Issuer upon any amendment, extension or renewal of any Letter of Credit.

(b)

Each Letter of Credit shall, among other things, (i) provide for the payment of sight drafts or other forms of written demand for payment or, acceptances of issued drafts when presented for honor thereunder in accordance with the terms thereof and when accompanied by the documents described therein and (ii) have an expiry date not later than the earlier of one (1) year from the date of issuance or five (5) Business Days prior to the Facility Termination Date. Each trade Letter of Credit shall be subject to the Uniform Customs and Practice for

Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500, and any amendments or revisions thereof adhered to by the Issuer (the “UCP”). Each standby Letter of Credit shall be subject to the International Standby Practices (1998), International Chamber of Commerce Publication 590 and any amendments or revisions thereof adhered to by the Issuer (the “ISP”) or the UCP, as determined by the Issuer. Each Letter of Credit shall be governed, to the extent not inconsistent with the UCP or the ISP, as applicable, by the laws of the State of Ohio.

(c)	The Issuer shall have absolute discretion whether to accept any draft. Without in any way limiting the Issuer’s absolute discretion whether to accept any draft, the Borrowers will not present for acceptance any draft, and the Issuer will generally not accept any drafts (i) that arise out of transactions involving the sale of goods by the Borrowers not in the ordinary course of its business, (ii) that involve a sale to an Affiliate of any Borrower, (iii) that involve any purchase for which the Issuer has not received all related documents, instruments and forms requested by the Issuer, or (iv) that is not eligible for discounting with Federal Reserve Banks pursuant to paragraph 7 of Section 13 of the Federal Reserve Act, as amended.

2.9 Requirements For Issuance of Letters of Credit.

(a)	In connection with the issuance of any Letter of Credit, the Borrowers shall indemnify, save and hold the Lender and the Issuer harmless from any loss, cost, expense or liability (except to the extent arising from its gross negligence or intentional misconduct), including payments made by the Lender or the Issuer and expenses and reasonable attorneys’ fees incurred by the Lender or the Issuer arising out of, or in connection with, any Letter of Credit to be issued or created for any Borrower. The Borrowers shall be bound by the Lender’s or the Issuer’s regulations and good faith interpretations of any Letter of Credit issued or created to the Loan Account, although this interpretation may be different from its own; and, neither the Lender, nor the Issuer nor any of their correspondents shall be liable for any error, negligence, or mistakes (except to the extent arising from its gross negligence or intentional misconduct), whether of omission or commission, in following any Borrower’s instructions or those contained in any Letter of Credit or of any modifications, amendments or supplements thereto or in issuing or paying any Letter of Credit.

(b)	The Borrowers shall authorize and direct the Issuer to deliver to the Lender all instruments, documents, and other writings and property received by the Issuer pursuant to the Letter of Credit and to accept and rely upon the Lender’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit, the application therefor or any acceptance therefor.

(c)

In connection with all Letters of Credit issued by the Issuer under this Agreement, each Borrower hereby appoints the Issuer, or its designee, as its attorney, with full power and authority upon the occurrence and continuance of an Event of Default, (i) to sign and/or endorse such Borrower’s name upon any warehouse or other receipts, letter of credit applications and acceptances; (ii) to sign such Borrower’s name on bills of lading; (iii) to clear Inventory through the United States of America Customs Department (“Customs”) in the name of such Borrower or Issuer or Issuer’s designee, and to sign and deliver to Customs officials powers of attorney in the name of such Borrower for such purpose; and (iv) to complete in such Borrower’s name or Issuer’s, or in the name of Issuer’s designee, any order, sale or transaction, obtain the necessary documents in connection therewith, and collect the proceeds thereof. Neither Issuer nor its attorneys will be liable for any acts or omissions nor for any error of judgment or mistakes of fact or law (except to the extent arising from its gross negligence or intentional misconduct). This power, being coupled with an interest, is irrevocable as long as any Letters of Credit remain outstanding.

(d)	Immediately upon the request of the Lender, (i) upon the occurrence and continuance of an Event of Default, or (ii) if any Letter of Credit remains outstanding after five (5) Business Days prior to the Facility Termination Date, in each such case, the Borrowers will deposit and maintain in an account with the Lender in cash, as cash collateral, in an amount equal to one hundred five percent (105%) of the amount of outstanding Letters of Credit. In each case, the Borrowers hereby irrevocably authorize the Lender, in its discretion, on the Borrowers’ behalf and in any Borrower’s name, to open such an account and to make and maintain deposits in such account or in an account opened by the Borrowers, in the amounts required to be made by the Borrowers, out of the proceeds of Accounts or other Collateral, from an Advance, or out of any other funds of the Borrowers coming into the Lender’s possession at any time. The Lender will invest such cash collateral in such short-term money-market items as to which the Lender and the Borrowers mutually agree and the net return on such investments shall be credited to such account and constitute additional cash collateral. The Borrowers may not withdraw amounts credited to any such account except upon payment and performance in full of all Obligations and termination of this Agreement.

2.10 Voluntary Reduction of Revolving Commitment. The Borrowers may on the first day of each fiscal quarter, with 5 Business Days prior written notice, permanently reduce the Revolving Commitments; provided that each reduction of the Revolving Commitment shall be in an amount that is an integral multiple of $2,500,000 and not less than $2,500,000.

2.11 Additional Payments. Any sums reasonably expended by the Lender due to any Borrower’s failure to perform or comply with its obligations under any Loan Document including the Borrowers’ obligations under Sections 2.7, 4.2, 4.4, 4.12, 4.13, 4.14, 6.7 and 15.9, may be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations.

2.12 Use of Proceeds. The Borrowers shall apply the proceeds of Advances (a) to repay existing Indebtedness owed to PNC Bank, National Association, (b) to pay fees and expenses relating to the transaction contemplated by this Agreement, (c) for general corporate purposes, and (d) to provide for working capital needs.

ARTICLE 3

INTEREST AND FEES

3.1 Interest.

(a)	The Borrower Representative shall notify the Lender on the Closing Date of the Borrowers’ initial request to incur, on that day, an initial Advance consisting of Libor Rate Loans. If not otherwise specified by the Borrower Representative, all Advances shall be Libor Rate Loans.

(b)	Interest on the Loans shall be payable in arrears on the first (1st) day of each calendar month. Interest charges shall be computed on the actual principal amount of Loans outstanding during the calendar month.

(c)	Domestic Rate Loans shall bear interest for each day at a rate per annum equal to the Prime Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio set forth below, calculated in accordance with Section 6.3 (the “Applicable Prime Rate Margin”), and Libor Rate Loans shall bear interest for each day at a rate per annum equal to the Libor Rate plus the applicable margin determined by reference to the Borrowers’ Leverage Ratio set forth below, calculated in accordance with Section 6.3 (the “Applicable LIBOR Rate Margin”):

Level	Leverage Ratio	Applicable Libor Rate Margin for Revolving Loans	Applicable Prime Rate Margin for Revolving Loans	Applicable Letter of Credit Fee Percentage	Applicable Unused Facility Fee Percentage
I	< 1.00 to 1.00	0.75%	0.00%	0.75%	0.10%
II	≥ 1.00 to 1.00 but < 1.50 to 1.00	1.00%	0.00%	1.00%	0.15%
III	≥ 1.50 to 1.00 but < 2.00 to 1.00	1.25%	0.00%	1.25%	0.20%
IV	≥ 2.00 to 1.00 but < 2.50 to 1.00	1.50%	0.00%	1.50%	0.25%
V	≥ 2.50 to 1.00	1.75%	0.00%	1.75%	0.25%

The applicable margins and fees shall initially be set at Level III and thereafter shall be determined in accordance with the foregoing table based on the Borrowers’ most recent Financials commencing with the Financials dated September 30, 2010, and with the Financials also delivered for each fiscal quarter thereafter. Adjustments, if any, to the applicable margins and fees shall be effective five (5) Business Days after the Lender has received the applicable Financials. If the Borrowers fail to deliver the Financials to the Lender at the time required pursuant to this Agreement, then the applicable margins and fees shall be the highest applicable margins and fees set forth in the foregoing table until five (5) Business Days after such Financials are so delivered; provided, however, that if such failure is the result of causes outside of Borrower’s control, then the rate shall remain at the rate applicable for the prior quarterly period until the Financials are delivered. For purposes hereof, “Financials” means the annual or quarterly financial statements of the Borrowers delivered pursuant to Sections 9.5 and 9.6 of this Agreement. If, as a result of any inaccuracy or other adjustment to the financial statements or Compliance Certificate, it is reasonably determined by the Lender that (a) the Leverage Ratio of the Borrowers, as calculated based on such financial statements and Compliance Certificate as of any applicable date, was inaccurate, and (b) a proper calculation of the Leverage Ratio would have resulted in different pricing for any period, then (i) if the proper calculation of the Leverage Ratio would have resulted in higher or lower pricing for such period, the Borrowers shall automatically and retroactively be obligated to pay to the Lender, or Lender shall automatically and retroactively be obligated to reimburse Borrower, an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period; and (ii) if the proper calculation of the Leverage Ratio would have resulted in lower pricing for such period the

Lender shall not have any obligation to repay any interest or fees to the Borrowers.

(d)	Upon the occurrence and continuance of an Event of Default, the Obligations (including all Letter of Credit Fees) shall bear interest at the highest applicable margins and fees set forth in the foregoing table plus three percent (3%) per annum (the “Default Rate”).

3.2 Letter of Credit Fees. The Borrowers shall pay (a) to the Lender, fees for each Letter of Credit, for the period from and excluding the date of issuance of same to and including the date of expiration or termination, equal to the average daily face amount of each outstanding Letter of Credit multiplied by the applicable percentage per annum determined by reference to the Borrowers’ Leverage Ratio as set forth in Section 3.1(c) (the “Applicable Letter of Credit Fee Percentage”), such fees to be payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date and (b) to the Issuer, for its own account, any and all fees and expenses as agreed upon by the Issuer and the Borrowers in connection with any Letter of Credit, including in connection with the opening, amendment or renewal of any such Letter of Credit and any acceptances created thereunder and shall reimburse the Lender for any and all fees and expenses, if any, paid by the Lender to the Issuer (all of the foregoing fees, the “Letter of Credit Fees”). All such charges shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason. Any such charge in effect at the time of a particular transaction shall be the charge for that transaction, notwithstanding any subsequent change in the Issuer’s prevailing charges for that type of transaction. All Letter of Credit Fees payable hereunder shall be deemed earned in full on the date when the same are due and payable hereunder and shall not be subject to rebate or proration upon the termination of this Agreement for any reason.

3.3 Unused Facility Fee. If, for any calendar month during the term of this Agreement, the average daily Revolving Exposure for each day of such calendar month does not equal the Revolving Commitment, then the Borrowers shall pay to the Lender a fee at a rate per annum equal to the applicable margin determined by reference to the Borrowers’ Leverage Ratio set forth in Section 1.3(c), calculated in accordance with Section 6.3 multiplied by the amount by which the Revolving Commitment exceeds such average daily Revolving Exposure, such fees shall be payable to the Lender in arrears on the first (1st) day of each calendar month after the date hereof until the Facility Termination Date and on the Facility Termination Date.

3.4 [Reserved.] Late Fees. The Borrowers shall pay to the Lender a late fee in an amount equal to the greater of Twenty-Five Dollars ($25) and 5% of the scheduled amount of such payment (except the final payment scheduled on the Facility Termination Date) in the event that a payment is not paid on that date such payment is due or within ten (10) days thereafter; provided, however, such late fees shall not be required to be paid after the Facility Termination Date pursuant to this Section 3.5 if the Loans are refinanced with the Lender or if the Facility Termination Date is extended.

3.6 Computation of Interest and Fees. Interest and fees hereunder, including Letter of Credit Fees, shall be computed on the basis of a year of 360 days and for the actual number of days elapsed. If any payment to be made hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the applicable interest rate during such extension.

3.7 Maximum Charges. In no event whatsoever shall interest and other charges charged hereunder exceed the highest rate permissible under law. In the event interest and other charges as computed hereunder would otherwise exceed the highest rate permitted under law, such excess amount shall be first applied to any unpaid principal balance owed by the Borrowers, and if then remaining excess amount is greater than the previously unpaid principal balance, the Lender shall promptly refund such excess amount to the Borrowers and the provisions hereof shall be deemed amended to provide for such permissible rate.

3.8 Increased Costs. In the event that, (a) the introduction after the Closing Date of any law, treaty, rule or regulation or any change therein after the Closing Date, (b) any change after the Closing Date in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after the Closing Date (for purposes of this Section 3.9, the term “Lender” shall include the Lender and any corporation or bank controlling the Lender and the office or branch where the Lender (as so defined) makes or maintains any Libor Rate Loans), shall:

(a)	subject the Lender to any tax of any kind whatsoever with respect to any Loan Document or change the basis of taxation of payments to the Lender of principal, fees, interest or any other amount payable under any Loan Documents (except for changes in the rate of tax on the overall net income of the Lender by the jurisdiction in which it maintains its principal office);

(b)	impose, modify or hold applicable any reserve, special deposit, assessment or similar requirement against assets held by, or deposits in or for the account of, advances or loans by, or other credit extended by, any office of the Lender, including pursuant to Regulation D of the Board of Governors of the Federal Reserve System; or

(c)	impose on the Lender or the London interbank offered rate market any other condition with respect to any Loan Document;

and the result of any of the foregoing is to increase the cost to the Lender of making, renewing or maintaining its Advances hereunder by an amount that the Lender deems to be material or to reduce the amount of any payment (whether of principal, interest or otherwise) in respect of any of the Advances by an amount that the Lender, in its reasonable judgment, deems to be material, then, in any case the Borrowers shall promptly pay the Lender, upon its demand, such additional amount as will compensate the Lender for such additional cost or such reduction, as the case may be, provided that the foregoing shall not apply to increased costs which are reflected in the Libor Rate. The Lender shall certify the amount of such additional cost or reduced amount to the Borrower Representative, and such certification shall be presumed correct absent manifest error.

3.9 Capital Adequacy. In the event that the Lender shall have determined that (a) the introduction after the Closing Date of any law, treaty, rule or regulation or any change therein after the Closing Date, (b) any change after the Closing Date in the interpretation or administration of any law, treaty, rule or regulation by any central bank or other Governmental Body or (c) the compliance by the Lender or the Issuer with any guideline, request or directive from any central bank or other Governmental Body (whether or not having the force of law) after the Closing Date (for purposes of this Section 3.9, the term “Lender” shall include the Lender and any corporation or bank controlling the Lender and the office or branch where the Lender (as so defined) makes or maintains any Libor Rate Loans), has or would have the effect of reducing the rate of return on the Lender’s capital as a consequence of its obligations hereunder to a level below that which the Lender could have achieved but for such adoption, change or compliance (taking into consideration the Lender’s policies with respect to capital adequacy) by an amount deemed by the Lender, in its reasonable judgment, to be material, then, from time to time, the Borrowers shall pay upon demand to the Lender such additional amount or amounts as will compensate the Lender for such reduction. In determining such amount or amounts, the Lender may use any reasonable averaging or attribution methods. The protection of this Section 3.9 shall be available to the Lender regardless of any possible contention of invalidity or inapplicability with respect to the applicable law, regulation or condition. A certificate of the Lender setting forth such amount or amounts as shall be necessary to compensate the Lender with respect to this Section 3.9 when delivered to the Borrower Representative shall be presumed correct absent manifest error.

ARTICLE 4

COLLATERAL: GENERAL TERMS

4.1 Security Interest in the Collateral. To secure the prompt payment and performance of the Obligations, each Loan Party hereby grants to the Lender, for its benefit and for the benefit of the Issuer, a continuing security interest in and a pledge of all of its Collateral. Each Loan Party shall mark its books and records as may be necessary or appropriate to evidence, protect and perfect the Lender’s security interest and shall cause its financial statements to reflect such security interest. Each Loan Party shall promptly provide the Lender with written notice of all commercial tort claims, such notice to contain the case title together with the applicable court and a brief description of the claim(s). Upon delivery of each such notice, such Loan Party shall be deemed to hereby grant to the Lender a security interest and lien in and to such commercial tort claims and all proceeds thereof. In addition, upon the occurrence and continuance of an Event of Default, to secure such prompt payment and performance of the Obligations, upon the request of Lender, each Loan Party shall also assign, pledge and grant to the Lender, for its benefit and for the benefit of the Issuer, a mortgage on its Owned Real Property, if any.

4.2 Perfection of Security Interest. Each Loan Party shall take all action that may be necessary or desirable, or that the Lender may request, so as at all times to maintain the validity, perfection, enforceability and priority of the Lender’s security interest in the Collateral or to enable the Lender to protect, exercise or enforce its rights hereunder and in the Collateral, including upon the occurrence and during the continuance of an Event of Default, (a) immediately discharging all Liens other than Permitted Encumbrances, (b) delivering to the Lender, endorsed or accompanied by such instruments of assignment as the Lender may specify, and stamping or marking, in such manner as the Lender may specify, any and all chattel paper, instruments, letters of credit and advices thereof and documents evidencing or forming a part of the Collateral, (c) entering into lockbox and other custodial arrangements satisfactory to the Lender, and (d) executing and delivering control agreements, instruments of pledge, mortgages, notices and assignments, in each case in form and substance satisfactory to the Lender, relating to the creation, validity, perfection, maintenance or continuation of the Lender’s security interest in Collateral under the Uniform Commercial Code or other applicable law. By its signature hereto, each Loan Party hereby authorizes the Lender to file against such Loan Party, one or more financing, continuation, or amendment statements pursuant to the Uniform Commercial Code to perfect Liens securing Obligations arising hereunder in form and substance satisfactory to the Lender. All charges, expenses and fees the Lender may incur in doing any of the foregoing, and any local taxes relating thereto, shall be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations, or, at the Lender’s option, shall be paid to the Lender immediately upon demand.

4.3 Disposition of Collateral. Each Loan Party will safeguard and protect all Collateral for the Lender’s general account and shall make no disposition thereof whether by sale, lease or otherwise except as may be otherwise permitted under this Agreement.

4.4 Preservation of Collateral. Upon the occurrence and continuance of an Event of Default, in addition to the rights and remedies set forth in Section 11.1, the Lender may at any time take such steps as the Lender deems necessary to protect the Lender’s interest in and to preserve the Collateral. The Lender shall have, and is hereby granted, a right of ingress and egress to the places where the

Collateral is located, and may proceed over and through any of any Loan Party’s Real Property. Each Loan Party shall cooperate fully with all of the Lender’s efforts to preserve the Collateral as permitted in the foregoing sentence and will take such actions to preserve the Collateral as the Lender may direct. The Lender is hereby authorized by the Loan Parties and the Issuer, from time to time in the Lender’s sole discretion, (a) after the occurrence of a Default or an Event of Default, or (b) at any time that any of the other applicable conditions precedent set forth in Section 8.2 hereof have not been satisfied, to make Revolving Loans to the Borrowers which the Lender, in its sole discretion, deems necessary or desirable (i) to preserve or protect the Collateral, or any portion thereof, (ii) to enhance the likelihood of, or maximize the amount of, repayment of the Advances and other Obligations, or (iii) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement. All of the Lender’s expenses of preserving the Collateral in accordance with the foregoing, including any expenses relating to the bonding of a custodian, shall be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations.

4.5 Ownership of Collateral. With respect to the Collateral, at the time the Collateral becomes subject to the Lender’s security interest: (a) each Loan Party shall be the sole owner of and fully authorized and able to sell, transfer, pledge and/or grant a first priority security interest in each and every item of its respective Collateral to the Lender; and, except for Permitted Encumbrances, the Collateral shall be free and clear of all Liens and encumbrances whatsoever; (b) each document and agreement executed by each Loan Party or delivered to the Lender in connection with this Agreement shall be true and correct in all material respects; (c) all signatures and endorsements of each Loan Party that appear on such documents and agreements shall be genuine and each Loan Party shall have full capacity to execute same; and (d) each Loan Party’s Inventory shall be located as set forth on Schedule 4.5 (as such schedule may be updated from time to time) and shall not be removed from such location(s) without the prior written consent of the Lender, not to be unreasonably withheld, except with respect to the sale of Inventory in the ordinary course of business and with respect to Inventory in transit from one location identified on Schedule 4.5 (as such schedule may be updated from time to time) to another location identified on Schedule 4.5.

4.6 Defense of the Lender’s Interests. Until (a) payment and performance in full of all of the Obligations and (b) termination of this Agreement, the Lender’s interests in the Collateral shall continue in full force and effect. During such period no Loan Party shall, without the Lender’s prior written consent, pledge, sell (except Inventory in the ordinary course of business), assign, transfer, create or suffer to exist a Lien upon or encumber or allow or suffer to be encumbered in any way except for Permitted Encumbrances, and except for sales, assignments, and transfers expressly permitted elsewhere herein, any part of the Collateral. Each Loan Party shall defend the Lender’s interests in the Collateral against any and all Persons whatsoever. At any time after an Event of Default has occurred and is continuing, the Lender shall have the right to take possession of the indicia of the Collateral and the Collateral in whatever physical form contained, including: labels, stationery, documents, instruments and advertising materials. If the Lender exercises such right to take possession of the Collateral, the Loan Parties shall, upon demand, assemble it in the best manner possible and make it available to the Lender at a place reasonably convenient to the Lender. In addition, with respect to all Collateral, the Lender and the Issuer shall be entitled to all of the rights and remedies set forth herein and further provided by the Uniform Commercial Code or other applicable law. Upon the occurrence and continuance of an Event of Default, each Loan Party shall, and the Lender may, at its option, instruct all suppliers, carriers, forwarders, warehousers or others receiving or holding cash, checks, Inventory, documents or instruments in which the Lender holds a security interest to deliver same to the Lender and/or subject to the Lender’s order and if they shall come into any Loan Party’s possession, they, and each of them, shall be held by such Loan Party in trust as the Lender’s trustee, and such Loan Party will immediately deliver them to the Lender in their original form together with any necessary endorsement.

4.7 Books and Records. Each Loan Party shall (a) keep proper books of record and account in which full, true and correct entries will be made of all dealings or transactions of or in relation to its business and affairs; (b) set up on its books accruals with respect to all Charges; and (c) on a reasonably current basis set up on its books, from its earnings, allowances against doubtful Accounts, advances and investments and all other proper accruals (including accruals for premiums, if any, due on required payments and accruals for depreciation, obsolescence, or amortization of properties), which should be set aside from such earnings in connection with its business. All determinations pursuant to this Section 4.7 shall be made in all material respects in accordance with, or as required by, GAAP consistently applied in the opinion of such independent public accountant as shall then be regularly engaged by the Loan Parties.

4.8 Financial Disclosure. Each Loan Party hereby irrevocably authorizes and directs all accountants and auditors employed by such Loan Party at any time and promptly after the request of the Lender to exhibit and deliver to the Lender copies of any Loan Party’s financial statements (if any exist at or prior to the date of such request), trial balances or other accounting records of any sort in the accountant’s or auditor’s possession, and to disclose to the Lender any information such accountants may have concerning such Loan Party’s financial status and business operations. Each Loan Party hereby authorizes all federal, state and municipal authorities to furnish to the Lender copies of reports or examinations relating to such Loan Party, whether made by such Loan Party or otherwise; however, the Lender will attempt to obtain such information or materials directly from such Loan Party prior to obtaining such information or materials from such accountants or such authorities.

4.9 Compliance with Laws. Each Loan Party shall be in compliance with all laws, acts, rules, regulations and orders of any Governmental Body with jurisdiction over it or the Collateral or any part thereof or to the operation of such Loan Party’s business. The Collateral at all times shall be maintained in accordance with the material requirements of all insurance carriers which provide insurance with respect to the Collateral so that such insurance shall remain in full force and effect.

4.10 Inspection of Premises; Appraisals. Absent the occurrence and continuance of an Event of Default, upon two (2) Business Days notice to the Borrower Representative, at all times as the Lender deems reasonably necessary, the Lender shall have full access to and the right to audit, check, inspect and make abstracts and copies from each Loan Party’s books, records, audits, correspondence and all other papers relating to the Collateral and the operation of each Loan Party’s business. Absent the occurrence and continuance of an Event of Default, upon prior notice, the Lender and its agents may enter upon any of each Loan Party’s premises at any time during business hours and at any other reasonable time, and from time to time as the Lender deems reasonably necessary or desirable, for the purpose of auditing, inspecting and appraising the Collateral and any and all records pertaining thereto and the operation of such Loan Party’s business. The Lender shall have the right to conduct such audits, inspections and appraisals at such times as the Lender deems necessary, in each case, at the Borrowers’ expense. Notwithstanding the foregoing or anything else contained herein to the contrary, the Borrowers shall be required to pay for no more than one (1) field exam and inspections and one (1) appraisal per calendar year unless an Event of Default occurs, in which case such limitations shall not apply during the existence of such Event of Default.

4.11 Insurance. Each Loan Party shall bear the full risk of any loss of any nature whatsoever with respect to the Collateral. At each Loan Party’s own cost and expense in amounts and with carriers reasonably acceptable to the Lender, each Loan Party shall (a) keep all its insurable properties and properties in which each Loan Party has an interest insured against the hazards of fire, flood, sprinkler leakage, those hazards covered by extended coverage insurance and such other hazards, and for such amounts, as is customary in the case of companies engaged in businesses similar to such Loan Party’s including business interruption insurance; (b) maintain a bond in such amounts as is customary in the case of companies engaged in businesses similar to such Loan Party insuring against larceny, embezzlement or other criminal misappropriation of insured’s officers and employees who may either singly or jointly with others at any time have access to the assets or funds of such Loan Party either directly or through authority to draw upon such funds or to direct generally the disposition of such assets; (c) maintain public and product liability insurance against claims for personal injury, death or property damage suffered by others; (d) maintain all such worker’s compensation or similar insurance as may be required under the laws of any state or jurisdiction in which such Loan Party is engaged in business; and (e) furnish the Lender with (i) upon the Lender’s request, a status report with respect to the renewal of all such insurance no later than ten (10) days before the expiration date thereof, (ii) evidence of the maintenance of all such insurance by the renewal thereof no later than the expiration date thereof, and (iii) upon the Lender’s request, appropriate loss payable and additional insured endorsements in form and substance satisfactory to the Lender, naming the Lender as an additional insured and lender loss payee as its interests may appear but only with respect to all insurance coverage covering damage, loss or destruction of Collateral, and providing (A) that all proceeds thereunder covering a loss of or damage to Collateral shall be payable to the Lender, (B) to the extent commercially available, no such insurance shall be affected by any act or neglect of the insured or owner of the property described in such policy, and (C) that such policy and loss payable clauses may not be cancelled, amended or terminated unless at least thirty (30) days’ prior written notice is given to the Lender. The Loan Parties shall provide copies of all such insurance policies (including the appropriate lender loss payee and additional insured endorsements) within thirty (30) days after the Lender’s request, however, only certificates of such insurance shall be required on the Closing Date. In the event of any loss under any insurance covering Collateral, the carriers named in such insurance policies covering Collateral hereby are directed by the Lender and the applicable Loan Party to make payment for such loss to the Lender and not to such Loan Party and the Lender jointly. If any insurance losses with respect to Collateral are paid by check, draft or other instrument payable to any Loan Party and the Lender jointly, the Lender may endorse such Loan Party’s name thereon and do such other things as the Lender may deem advisable to reduce the same to cash. The Lender is hereby authorized, while an Event of Default is continuing, to adjust and compromise claims under insurance coverage with respect to Collateral. All loss recoveries with respect to Collateral received by the Lender upon any such insurance may be applied to the Obligations, in such order as the Lender in its sole discretion shall determine. Any surplus with respect to Collateral shall be paid by the Lender to the Loan Parties or applied as may be otherwise required by law. Any deficiency thereon shall be paid by the Loan Parties to the Lender, on demand. Any loss recoveries not relating to items of Collateral shall be payable directly to the Loan Parties and, if received by the Lender, the Lender shall promptly deliver same to the Loan Parties. Notwithstanding the foregoing or anything contained herein to the contrary, in the event and on each occasion of any loss of Collateral covered by insurance, if, at such time, no Default or Event of Default shall have occurred, then if such proceeds are less than $250,000, the insurance proceeds with respect to such loss may be used by the Loan Parties for any use permitted by this Agreement.

4.12 Failure to Pay Insurance. If any Loan Party fails to obtain insurance as hereinabove provided, or to keep the same in force, the Lender, if the Lender so elects, may obtain such insurance and pay the premium therefor on behalf of such Loan Party, and such premium shall be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations.

4.13 Maintenance of Equipment. Each Loan Party shall maintain its Equipment in good operating condition and repair in substantial accordance with industry standards (reasonable wear and tear excepted) and shall make all necessary replacements of and repairs thereto so that the value and operating efficiency of such Equipment shall be maintained and preserved. No Loan Party shall use or operate the Equipment in violation of any law, statute, ordinance, code, rule or regulation.

4.14 Exculpation of Liability. Nothing herein contained shall be construed to constitute the Lender or the Issuer as any Loan Party’s agent for any purpose whatsoever, nor shall the Issuer or the Lender be responsible or liable for any shortage, discrepancy, damage, loss or destruction of any part of the Collateral wherever the same may be located and regardless of the cause thereof. Neither the Issuer nor the Lender, whether by anything herein or in any assignment or otherwise, assume any of any Loan Party’s obligations under any contract or agreement assigned to the Issuer or the Lender, and neither the Issuer nor the Lender shall be responsible in any way for the performance by any Loan Party of any of the terms and conditions thereof.

4.15 Financing Statements. Except for (a) the financing statements filed by the Lender, and (b) those financing statements permitted to be filed hereunder, no financing statement covering any of the Collateral or any proceeds thereof is on file in any public office.

4.16 Pledged Securities.

(a)	Schedule 4.16 sets forth a complete and accurate list of the ownership of the issued and outstanding Equity Interests of each Subsidiary. Each Loan Party represents and warrants that (i) all Pledged Securities owned by it have been duly authorized, validly issued, are fully paid and non-assessable, (ii) with respect to any certificates delivered to the Lender representing any Pledged Securities, either such certificates are Securities as defined in Article 8 of the Uniform Commercial Code as a result of actions by the issuer or otherwise, or, if such certificates are not Securities, such Loan Party has so informed the Lender so that the Lender may take steps to perfect its security interest therein as a General Intangible, and (iii) all such Pledged Securities held by a securities intermediary are covered by a control agreement among such Loan Party, the securities intermediary and the Lender pursuant to which the Lender has Control.

(b)	(i) There are existing no options, warrants, calls or commitments of any character whatsoever relating to such Pledged Securities or which obligate the issuer of any Pledged Securities to issue additional Equity Interests and (ii) no consent, approval, authorization, or other action by, and no giving of notice, filing with, any Governmental Body or any other Person is required for the pledge by such Loan Party of such Pledged Securities pursuant to this Agreement or for the exercise by the Lender of remedies in respect of the Pledged Securities, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants, to its knowledge, as follows:

5.1 Authority. Each Loan Party has the full power, authority and legal right to enter into this Agreement and the other Loan Documents to which it is a party and to perform all of its respective obligations hereunder and thereunder, as the case may be. This Agreement and the other Loan Documents to which each Loan Party is a party constitute the legal, valid and binding obligations of such Loan Party, enforceable against it in accordance with their terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The execution, delivery and performance of this Agreement and of the other Loan Documents by each Loan Party a party hereto or thereto has been approved by all necessary corporate action.

5.2 Formation and Qualification; Subsidiaries. Each Loan Party is duly incorporated or organized, as the case may be, and in good standing under the laws of the jurisdictions listed on Schedule

5.2(a) and is qualified to do business and is in good standing in the jurisdictions listed on Schedule 5.2(a) (as such Schedule may be updated from time to time) which constitute all jurisdictions in which qualification and good standing are necessary for such Loan Party to conduct its business and own its property and where the failure to so qualify could reasonably be expected to have a Material Adverse Effect. The only Subsidiaries of each Loan Party are listed on Schedule 5.2(b).

5.3 Officers, Directors. The names and titles of all executive officers and directors of each Loan Party, as of the Closing Date, are set forth on Schedule 5.3.

5.4 Governmental Approvals; No Conflicts. The transactions contemplated by this Agreement (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Body, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Loan Documents, (b) will not violate any law applicable to any Loan Party or any of its Subsidiaries, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by any Loan Party or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of any Loan Party or any of its Subsidiaries, except Liens created pursuant to the Loan Documents.

5.5 Tax Returns. Each Loan Party has filed all federal, state and local tax returns and other reports such Loan Party is required by law to file and has paid all taxes, assessments, fees and other governmental charges that are due and payable. The provision for taxes on the books of each Loan Party is adequate for all years not closed by applicable statutes, and for its current fiscal year, and no Loan Party has any knowledge of any deficiency or additional assessment in connection therewith not provided for on its books. No tax Liens have been filed and no claims are being asserted with respect to any taxes.

5.6 Financial Statements.

(a)	The quarterly projected statements of income, statements of cash flow and balance sheet, for the twelve-month period commencing October 1, 2010, of the Borrowers and their Subsidiaries prepared on a consolidated and consolidating basis, all prepared in a form reasonably satisfactory to the Lender and copies of which were delivered to the Lender (the “Projections”), were prepared by an Authorized Officer of the Borrower Representative, are based on underlying assumptions and estimates which provide a reasonable basis for the projections contained therein and reflect the Borrowers’ judgment based on present circumstances of the most likely set of conditions and course of action for the projected period.

(b)

Each of (i) the audited consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries and such other Persons described therein as of September 30, 2009, and the related statements of income, changes in stockholders’ equity, and cash flow for the period ended on such date, all accompanied by reports thereon containing opinions without qualification by independent certified public accountants and (ii) the consolidated and consolidating balance sheets of the Borrowers and their Subsidiaries and such other Persons described therein as of June 30, 2010, and the related statements of income, changes in stockholders’ equity, and cash flow for the period ended on such date, prepared by an Authorized Officer of the Borrowers, copies of which have been delivered to the Lender, have been prepared in accordance with GAAP, consistently applied and present fairly in all material respects the financial condition of the Borrowers and their Subsidiaries at such date and the results of their operations for such period. Since June 30, 2010, there has been no change in the financial condition of the Borrowers and their Subsidiaries taken as a whole as shown on the consolidated and consolidating balance sheet as of such date and no change in the aggregate value of Equipment and Real Property (if any) owned by the Borrowers and their Subsidiaries, except changes in the ordinary course of business, none of which individually or in the aggregate has had, or reasonably could be believed to cause in the future, a Material Adverse Effect.

5.7 Corporate Name. No Loan Party has been known by any other corporate name in the past five (5) years and does not sell Inventory under any other name, nor has any Loan Party been the surviving entity of a merger or consolidation or acquired all or substantially all of the assets of any Person during the preceding five (5) years.

5.8 O.S.H.A. and Environmental Compliance.

(a)	Each Loan Party has duly complied with, and (i) its facilities, business, assets, property, and Equipment, and (ii) its leaseholds are in compliance in all material respects with, the provisions of the Federal Occupational Safety and Health Act, the Environmental Protection Act, RCRA and all other Environmental Laws; and, there have been no outstanding citations, notices or orders of non-compliance issued to any Loan Party or relating to its business, assets, property, leaseholds or Equipment under any such laws, rules or regulations.

(b)	Each Loan Party has been issued all required material federal, state and local licenses, certificates or permits relating to all applicable Environmental Laws.

(c)	(i) There are no releases, spills, discharges, leaks or disposals (each, a “Release”) of Hazardous Substances at, upon, under or within any Real Property material to the Borrower; (ii) there are no underground storage tanks or polychlorinated biphenyls on the Real Property; (iii) the Real Property has not ever been used as a treatment, storage or disposal facility of Hazardous Waste and (iv) no Hazardous Substances are present on the Real Property.

5.9 Solvency; No Litigation, No Violation, ERISA.

(a)	After giving effect to the transactions contemplated by this Agreement, the Loan Parties will be solvent, able to pay their debts as they mature, have capital sufficient to carry on their business and all businesses in which they are about to engage, and (i) as of the Closing Date, the fair present saleable value of their assets, calculated on a going concern basis, is in excess of the amount of their liabilities and (ii) subsequent to the Closing Date, the fair saleable value of their assets (calculated on a going concern basis) will be in excess of the amount of their liabilities.

(b)	Except as disclosed in Schedule 5.9(b), no Loan Party has any pending or threatened litigation, arbitration, actions or proceedings which could reasonably be expected to have a Material Adverse Effect.

(c)	No Loan Party is in violation of any applicable statute, regulation or ordinance in any respect which could reasonably be expected to have a Material Adverse

Effect, nor is any Loan Party in violation of any order of any court, Governmental Body or arbitration board or tribunal.

(d)	No Loan Party, nor any Subsidiary thereof or any member of the Controlled Group maintains or contributes or is obligated to contribute to any Plan other than those listed on Schedule 5.9(d) hereto. Except as set forth in Schedule 5.9(d), (i) no Plan has incurred any “accumulated funding deficiency,” as defined in Section 302(a) (2) of ERISA and Section 412(a) of the Code, whether or not waived, and each Loan Party, each such Subsidiary and each member of the Controlled Group has met all applicable minimum funding requirements under Section 302 of ERISA in respect of each Plan, (ii) each Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto is exempt from federal income tax under Section 501(a) of the Code, (iii) no Loan Party, nor any Subsidiary thereof or any member of the Controlled Group maintains or will maintain any Plan governed by Title IV of ERISA, (iv) no Loan Party, nor any such Subsidiary or any member of the Controlled Group has breached any of the responsibilities, obligations or duties imposed on it by ERISA with respect to any Plan, (v) no Loan Party, nor any such Subsidiary or any member of the Controlled Group has incurred any liability for any excise tax arising under Section 4972 or 4980B of the Code that would reasonably be expected to have a Material Adverse Effect, and no fact exists which could give rise to any such liability, (vi) no Loan Party, nor any such Subsidiary or any member of the Controlled Group nor any fiduciary of, nor any trustee to, any Plan, has engaged in a “prohibited transaction” described in Section 406 of ERISA or Section 4975 of the Code that would reasonably be expected to have a Material Adverse Effect nor taken any action which would constitute or result in a Termination Event with respect to any such Plan which is subject to ERISA, (vii) each Loan Party, each of its Subsidiaries and each member of the Controlled Group has made all contributions due and payable with respect to each Plan, (viii) no Loan Party, nor any such Subsidiary or any member of the Controlled Group has any fiduciary responsibility for investments with respect to any plan existing for the benefit of persons other than employees or former employees of any Loan Party, any such Subsidiary or any member of the Controlled Group, and (ix) no Loan Party, nor any such Subsidiary or any member of the Controlled Group has withdrawn, completely or partially, from any Multiemployer Plan so as to incur liability under the Multiemployer Pension Plan Amendments Act of 1980.

(e)	No Loan Party, nor any Subsidiary thereof, maintains or contributes or is obligated to contribute to any retiree health care plans.

5.10 Patents, Trademarks, Copyrights and Licenses. All material patents, patent applications, trademarks, trademark applications, service marks, service mark applications, copyrights, copyright applications, design rights, tradenames, assumed names, trade secrets and licenses owned or utilized by any Loan Party are set forth on Schedule 5.10 (as such Schedule may be updated from time to time), are valid and have been duly registered or filed with all appropriate Governmental Bodies and constitute all of the material patents, trademarks, service marks, copyrights, design rights, tradenames, assumed names, trade secrets and licenses which are necessary for the operation of its business; there is no objection to or pending challenge to the validity of any such patent, trademark, copyright, design right, tradename, trade secret or license and no Loan Party is aware of any grounds for any challenge, except as set forth in Schedule 5.10.

5.11 Licenses and Permits. Each Loan Party (a) is in compliance with and (b) has procured and is now in possession of, all material licenses or permits required by any applicable federal, state or local law or regulation for the operation of its business in each jurisdiction wherein it is now conducting or proposes to conduct business and where the failure to comply with or procure such licenses or permits would reasonably be expected to have a Material Adverse Effect.

5.12 Default of Indebtedness. No Loan Party is in default in the payment of the principal of or interest on any Indebtedness or under any instrument or agreement under or subject to which any Indebtedness has been issued and no event has occurred under the provisions of any such instrument or agreement which with or without the lapse of time or the giving of notice, or both, constitutes or would constitute an event of default thereunder.

5.13 No Burdensome Restrictions; No Default. No Loan Party is subject to any restriction or party to any contract or agreement, the compliance with or the performance of which could reasonably be expected to have a Material Adverse Effect. No Loan Party has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien which is not a Permitted Encumbrance. No Loan Party is in default in the payment or performance of any of its contractual obligations and no Default has occurred.

5.14 No Labor Disputes. No Loan Party is involved in any labor dispute and there are no strikes or walkouts or union organization of any of the Loan Party’s employees threatened or in existence and no labor contract is scheduled to expire during the term of this Agreement.

5.15 Margin Regulations. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U of the Board of Governors of the Federal Reserve System as now and from time to time hereafter in effect. No part of the proceeds of any Advance will be used for “purchasing” or “carrying” “margin stock” as defined in Regulation U of such Board of Governors.

5.16 Investment Company Act. No Loan Party is an “investment company” registered or required to be registered under the Investment Company Act of 1940, as amended, nor is it controlled by such a company.

5.17 Disclosure. No representation or warranty made by any Loan Party in this Agreement or in any financial statement, report, certificate or any other document furnished in connection herewith contains any untrue statement of fact or omits to state any fact necessary to make the statements herein or therein not misleading. There is no fact known to any Loan Party or which reasonably should be known to such Loan Party which such Loan Party has not disclosed to the Lender in writing with respect to the transactions contemplated by this Agreement which could reasonably be expected to have a Material Adverse Effect.

5.18 Rate Management Agreements. Except as required pursuant to Section 6.9, no Loan Party is a party to, nor will it be a party to, any Rate Management Agreement unless same provides that damages upon termination following an event of default thereunder are payable on a “two-way basis” without regard to fault on the part of either party.

5.19 Material Business Agreements. All Material Business Agreements to which any Loan Party is a party or is bound are listed on Schedule 5.19. No Loan Party is in default in the performance,

observance or fulfillment of any of the obligations, covenants or conditions contained in (a) any Material Business Agreement to which it is a party or (b) any agreements or instrumental evidencing or governing Indebtedness.

5.20 Application of Certain Laws and Regulations. No Loan Party nor any Affiliate of any Loan Party is subject to any statute, rule or regulation which regulates the incurrence of any Indebtedness, including statutes or regulations relative to common or interstate carriers or to the sale of electricity, gas, steam, water, telephone, telegraph or other public utility services.

5.21 Regulations T, U and X. No Loan Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Loan Party owns any Margin Stock, and none of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any Margin Stock or for any other purpose that might cause any of the Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulations T, U or X of the Federal Reserve Board. No Loan Party will take or permit to be taken any action that might cause any Loan Document to violate any regulation of the Federal Reserve Board.

5.22 Anti-Terrorism Laws.

(a)	No Loan Party nor any Affiliate of any Loan Party, is in violation in any material respect of any Anti-Terrorism Law or engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

(b)	No Loan Party, nor any Affiliate of any Loan Party or their respective agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, is any of the following (each a “Blocked Person”):

(i)	a Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(ii)	a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order No. 13224;

(iii)	a Person with which the Lender or the Issuer is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(iv)	a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order No. 13224;

(v)	a Person that is named as a “specially designated national” on the most current list published by the U.S. Treasury Department Office of Foreign Asset Control at its official website or any replacement website or other replacement official publication of such list, or

(vi)	a Person who is affiliated or associated with a Person listed above.

No Loan Party or any of its agents acting or benefiting in any capacity in connection with the Advances or other transactions hereunder, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224.

ARTICLE 6

AFFIRMATIVE COVENANTS

Each Borrower shall, and if applicable, each Loan Party shall, until payment in full of the Obligations and termination of this Agreement:

6.1 Conduct of Business and Maintenance of Existence and Assets.

(a)	Conduct continuously and operate actively its business according to good business practices;

(b)	keep in full force and effect its existence; and

(c)	make all such reports and pay all such franchise and other taxes and license fees and do all such other acts and things as may be lawfully required to maintain its rights, licenses, leases, powers and franchises under the laws of the United States or any political subdivision thereof, except where the failure to do so would not cause a Material Adverse Effect.

6.2 Violations. Immediately notify the Lender in writing of any violation of any law, statute, regulation or ordinance of any Governmental Body, or of any agency thereof, applicable to any Loan Party or the Collateral which could reasonably be expected to have a Material Adverse Effect.

6.3 Financial Covenants.

(a)	Fixed Charge Coverage Ratio. Maintain a Fixed Charge Coverage Ratio (for the Loan Parties and their Subsidiaries on a consolidated basis) of not less than 1.20 to 1.00 calculated as of the last day of the fiscal quarter ending on December 31, 2010 for the period equal to four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending.

(b)	Leverage Ratio. Maintain a Leverage Ratio (for the Loan Parties and their Subsidiaries calculated on a consolidated basis) equal to or less than 3.00 to 1.00 calculated as of the last day of the fiscal quarter ending on December 31, 2010 for the period equal to four (4) consecutive fiscal quarters then ending and as of the last day of each fiscal quarter thereafter for the period equal to the four (4) consecutive fiscal quarters then ending.

6.4 Execution of Supplemental Instruments. Execute and deliver, and will cause each Subsidiary to execute and deliver, or cause to be executed and delivered, to the Lender such documents, agreements and instruments, and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents and such other actions), which may be required by law or which the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created, all at the expense of the Loan Parties.

6.5 Payment of Indebtedness. Pay, discharge or otherwise satisfy at or before maturity (subject, where applicable, to specified grace periods and, in the case of the trade payables, to normal payment practices) all its material obligations and liabilities of whatever nature.

6.6 Standards of Financial Statements. Cause all financial statements referred to in Sections 9.5, 9.6 and 9.8 to be complete and correct in all material respects (subject, in the case of interim financial statements, to notes and normal year-end audit adjustments) and to be prepared in reasonable detail.

6.7 Taxes. Pay, and cause each Subsidiary thereof to pay, when due, all income taxes, assessments and other Charges. If any tax, assessment or other Charge by any Governmental Body creates a Lien on the Collateral which the Lender, in the exercise of its sole judgment, determines is currently enforceable and neither inchoate nor stayed, the Lender may without notice to the Loan Parties pay the taxes, assessments or other Charges. Any such payments shall be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations, or, at the Lender’s option, shall be paid to the Lender immediately upon demand.

6.8 Treasury Management. On and after August 31, 2011, maintain its treasury management accounts, including its principal deposit accounts, but excluding the Operating Account, which shall be in place as of the Closing Date, with the Lender and not maintain any deposit, investment, brokerage and any other account with any financial institution other than the Lender, unless such account is set forth on Schedule 6.8. Following the Closing Date, no Loan Party shall open a deposit, investment, brokerage and other account with any financial institution unless it has received the prior written consent of Lender.

(b) The Borrowers shall maintain a minimum balance of $5,000,000 on deposit with the Lender until the date on which all of the Borrowers’ treasury management accounts are maintained with the Lender.

ARTICLE 7

NEGATIVE COVENANTS

No Borrower shall, and if applicable, no Loan Party shall, until satisfaction in full of the Obligations and termination of this Agreement:

7.1 Merger, Consolidation, Acquisition and Sale of Assets.

(a)	Without the Lender’s consent, which shall not be unreasonably withheld, conditioned, or delayed, enter into any merger, consolidation or other reorganization with or into any other Person or acquire all or a substantial portion of the assets or stock of any Person or permit any other Person to consolidate with or merge with it.

(b)	Without the Lender’s consent, which shall not be unreasonably withheld, conditioned, or delayed, sell, pledge, lease, transfer or otherwise dispose of any of its properties or assets, except for (i) the sale of Inventory in the ordinary course of its business, (ii) the sale of Equipment not to exceed $500,000.00 in the aggregate during any fiscal year, and (iii) the sale of the Owned Real Property located in Cork, Ireland.

7.2 Creation of Liens. Create, assign, transfer or suffer to exist any Lien upon or against any of its Collateral, including, without limitation, any Lien upon the Owned Real Property located in Ohio, except: (a) Permitted Encumbrances and (b) Liens arising in connection with Indebtedness permitted pursuant to Section 7.8(e) that secure an aggregate principal amount not to exceed $500,000 at any time outstanding.

7.3 Guarantees. Become liable upon the obligations of any Person by assumption, endorsement or guaranty thereof or otherwise (other than to the Lender or the Issuer) except (a) the endorsement of checks in the ordinary course of business and (b) guarantees made by a Loan Party with respect to the Obligations of another Loan Party.

7.4 Investments. Purchase or acquire obligations or stock of, or any other interest in, any Person, except (a) investments existing on the Closing Date and set forth on Schedule 7.4, (b) obligations issued or guaranteed by the United States of America or any agency thereof, (c) commercial paper with maturities of not more than one hundred eighty (180) days and a published rating of not less than A-1 or P-1 (or the equivalent rating), (d) certificates of time deposit and bankers’ acceptances having maturities of not more than one hundred eighty (180) days and repurchase agreements backed by United States government securities of a commercial bank if (i) such bank has a combined capital and surplus of at least $500,000,000, or (ii) its debt obligations, or those of a holding company of which it is a Subsidiary, are rated not less than A (or the equivalent rating) by a nationally recognized investment rating agency, (e) U.S. money market funds (i) rated AAA by Standard & Poors, Inc. or with an equivalent rating from Moody’s Investors Service, Inc., or (ii) that invest solely in obligations issued or guaranteed by the United States of America or an agency thereof, or (f) investments by a Loan Party in a Loan Party.

7.5 Loans. Make advances, loans or extensions of credit to any Person (other than another Loan Party), including any Subsidiary or Affiliate, except with respect to the extension of commercial trade credit in connection with the sale of Inventory in the ordinary course of its business; provided, however, notwithstanding the foregoing, the Borrower shall be permitted to make such advances, loans, or extensions to any foreign Subsidiary of any Borrower in an aggregate principal amount not to exceed $250,000; provided that: (i) the applicable foreign Subsidiary shall have executed and delivered to the Borrower, a demand note to evidence any such advance, loan, or extension of credit, which demand note shall be in form and substance reasonably satisfactory to the Lender and shall be pledged and delivered to Lender as additional collateral security for the Obligations and (ii) the Borrower shall record all such advances, loans or extensions of credit on their books and records in a manner reasonably satisfactory to the Lender.

7.6 [Reserved.]

7.7 [Reserved.]

7.8 Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except in respect of:

(a)	Indebtedness existing on the Closing Date and set forth on Schedule 7.8 (including any extensions, renewals or refinancings thereof);

(b)	Indebtedness to the Lender and the Issuer under or pursuant to the Loan Documents;

(c)	Indebtedness as permitted under Section 7.3;

(d)	Indebtedness arising from Rate Management Agreements required pursuant to Section 6.9; and

(e)	Other Indebtedness not to exceed the aggregate principal amount of $1,000,000.00 at any time outstanding.

7.9 Nature of Business. Substantially change the nature of the business in which it is currently engaged, nor, except as specifically permitted hereby purchase or invest, directly or indirectly, in any assets or property other than in the ordinary course of business for assets or property which are useful in, necessary for and are to be used in its business, as presently conducted.

7.10 Transactions with Affiliates. Directly or indirectly, purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise deal with, any Affiliate, except transactions in the ordinary course of business, on an arm’s length basis on terms no less favorable than terms which would have been obtainable from a Person other than an Affiliate.

7.11 Subsidiaries; Partnerships.

(a)	Form any Subsidiary unless, (i) if such Subsidiary is a domestic Subsidiary, such Subsidiary expressly becomes a Borrower or provides to the Lender a guarantee in form and substance reasonably acceptable to the Lender, (ii) such Borrower pledges 100% (65% for foreign Subsidiaries) of the Equity Interest of such Subsidiary to the Lender, (iii) the Lender shall have received all documents, including organizational documents and legal opinions it may reasonably require in connection therewith and (iv) if such Subsidiary is a domestic Subsidiary, such Subsidiary grants first priority perfected Liens in its assets to the Lender; or

(b)	Enter into any partnership, joint venture or similar agreement.

7.12 Fiscal Year and Accounting Changes. Change its fiscal year from a September 30 fiscal year end or make any material change (a) in accounting treatment and reporting practices except as required by GAAP or (b) in tax reporting treatment except as required or permitted by law.

7.13 Pledge of Credit. Now or hereafter pledge the Lender’s credit on any purchase or for any purpose whatsoever.

7.14 Amendment of Charter Documents. Amend, modify or waive any term or material provision of its Charter Documents; provided that TWF Acquisition, LLC shall be permitted to change its name to T & W Forge, LLC on or after the Closing Date. The Borrower Representative shall provide the Lender with prompt written notice of such name change that includes the name-change certificate filed with the Ohio Secretary of State.

7.15 ERISA. Without the consent of the Lender, which consent shall not be unreasonably withheld, conditioned, or delayed, and except as set forth on Schedule 5.9(d), become part of a Controlled Group.

7.16 Prepayment of Indebtedness. At any time, directly or indirectly, prepay any Indebtedness (other than to the Lender or the Issuer) or repurchase, redeem, retire or otherwise acquire any Indebtedness of any Loan Party.

7.17 Modification of Material Business Agreements. Amend, waive or otherwise modify in any material respect the terms of any Material Business Agreement outside the ordinary course of business without the prior written consent of the Lender, which consent shall not be unreasonably withheld.

7.18 Compliance with ERISA. (a) Maintain, or permit any member of the Controlled Group to maintain or become obligated to contribute, or permit any member of the Controlled Group to become obligated to contribute, to any Plan, other than those Plans and the Multiemployer Plans disclosed on Schedule 5.9(d), (b) engage, or, permit any member of the Controlled Group to engage, in any material non-exempt “prohibited transaction”, as that term is defined in Section 406 of ERISA and Section 4975 of the Code, (c) incur, or permit any member of the Controlled Group to incur, any “accumulated funding deficiency”, as that term is defined in Section 302 of ERISA or Section 412 of the Code, except as set forth in Schedule 5.9(d), (d) terminate, or permit any member of the Controlled Group to terminate, any Plan where such event could result in any material liability of any Loan Party, any Subsidiary thereof or any member of the Controlled Group or the imposition of a lien in any material amount on the property of any Loan Party, any Subsidiary thereof or any member of the Controlled Group pursuant to Section 4068 of ERISA, (e) assume, or permit any member of the Controlled Group to assume, any obligation to contribute to any Multiemployer Plan not disclosed on Schedule 5.9(d), (f) incur, or permit any member of the Controlled Group to incur, any withdrawal liability with respect to any Multiemployer Plan; (g) fail to promptly notify the Lender of the occurrence of any Termination Event, (h) fail to comply, or permit a member of the Controlled Group to fail to comply, with the material requirements of ERISA or the Code or other applicable laws in respect of any Plan, or (i) fail to meet, or permit any member of the Controlled Group to fail to meet, all minimum funding requirements under ERISA or the Code, except as set forth on Schedule 5.9(d), or postpone or delay or allow any member of the Controlled Group to postpone or delay any funding requirement with respect to any Plan.

7.19 Anti-Terrorism Laws. At any time, (a) directly or through its Affiliates and agents, conduct any business or engage in any transaction or dealing with any Blocked Person, including the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (b) directly or through its Affiliates and agents, deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order No. 13224; (c) directly or through its Affiliates and agents, engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in the Executive Order No. 13224, the USA Patriot Act or any other Anti-Terrorism Law or (d) fail to deliver to the Lender or the Issuer any certification or other evidence requested from time to time by any Lender or the Issuer in its sole judgment, confirming each Loan Party’s compliance with this Section 7.19.

ARTICLE 8

CONDITIONS PRECEDENT

8.1 Conditions to Initial Loans. The agreement of the Lender and the Issuer, as the case may be, to make the initial Loans and other Advances requested to be made on the Closing Date is subject to the satisfaction, or waiver by the Lender and the Issuer, immediately prior to or concurrently with the making of such Loans and other Advances, of the following conditions precedent, unless waived by the Lender:

(a)	Loan Documents. The Lender shall have received duly executed Loan Documents, all in form and substance satisfactory to the Lender;

(b)

Collateral and Security. All Collateral items required to be physically delivered to the Lender under the Loan Documents shall have been so delivered, accompanied by any appropriate instruments of transfer (or arrangements satisfactory to the Lender for such delivery shall be in place), and all taxes, fees and other charges then due and payable in connection with the execution, delivery, recording, publishing and filing of such instruments and incurrence of the Obligations and the delivery of the Loan Documents shall have been paid in full;

(c)	Lien Searches. The Lender shall have received accurate and complete copies of any Lien, pending suit, title and other public record searches required by the Lender;

(d)	Filings, Registrations and Recordings. Each document (including any Uniform Commercial Code financing statement) required by this Agreement, any related agreement or under law or reasonably requested by the Lender to be filed, registered or recorded in order to create, in favor of the Lender, a perfected security interest in or Lien upon the Collateral shall have been properly filed, registered or recorded in each jurisdiction in which the filing, registration or recordation thereof is so required or requested, and all actions necessary to perfect and protect the Liens of the Lender shall have been taken;

(e)	Corporate Proceedings of the Loan Parties. The Lender shall have received a copy of the resolutions in form and substance reasonably satisfactory to the Lender, of the Board of Directors of each Loan Party authorizing (i) the execution, delivery and performance of this Agreement, the Notes, and any related agreements, and (ii) the granting by such Loan Party of the security interests in and Liens upon the Collateral, in each case, certified by an Authorized Officer of such Loan Party as of the Closing Date; and, such certificate shall state that the resolutions thereby certified have not been amended, modified, revoked or rescinded as of the date of such certificate;

(f)	Incumbency Certificates of the Loan Parties. The Lender shall have received a certificate of the Secretary of each Loan Party, dated the Closing Date, as to the incumbency and signature of the Authorized Officers of each Loan Party executing this Agreement, any certificate or other documents to be delivered by it pursuant hereto, together with evidence of the incumbency of such Secretary;

(g)	Charter Documents. The Lender shall have received copies of the Charter Documents of each Loan Party, together with all amendments thereto, certified by the Secretary of State or other appropriate official of such entity’s jurisdiction of formation, incorporation or organization, as the case may be (with respect to the formation documents), and by an Authorized Officer of such Loan Party (with respect to the governance documents);

(h)	Good Standing. The Lender shall have received copies of good standing certificates, or similar certifications, as applicable, for the Loan Parties dated not more than ten (10) days prior to the Closing Date, issued by the Secretary of State or other appropriate official of each such entity’s jurisdiction of incorporation or organization, as the case may be, and each jurisdiction where the conduct of each entity’s business activities or the ownership of each such entity’s properties necessitates qualification;

(i)

Legal Opinion. The Lender shall have received the executed legal opinion of Benesch, in form and substance satisfactory to the Lender, which shall cover such matters incident to the transactions contemplated by this Agreement, and the other Loan Documents as the Lender may reasonably require and the Loan Parties hereby authorize and direct such counsel to deliver such opinion to the Lender and the Issuer;

(j)	No Litigation. (i) No litigation, investigation or proceeding before or by any arbitrator or Governmental Body shall be continuing or threatened against any Loan Party or against the officers or directors of any Loan Party, (A) in connection with the Loan Documents or any of the transactions contemplated thereby and which, in the reasonable opinion of the Lender, is deemed material or (B) which could, in the reasonable opinion of the Lender, have a Material Adverse Effect; and (ii) no injunction, writ, restraining order or other order of any nature materially adverse to any Loan Party or the conduct of its business or inconsistent with the due consummation of the transactions contemplated by the Loan Documents shall have been issued by any Governmental Body;

(k)	Fees. The Lender shall have received all fees payable to the Lender and the Issuer on or prior to the Closing Date;

(l)	Financial Statements; Projections. The Lender shall have received (i) audited consolidated and consolidating financial statements of the Loan Parties for September 30, 2008 and 2009, (ii) unaudited interim consolidated and consolidating financial statements of the Loan Parties for the fiscal quarter ending on June 30, 2010, and such financial statements shall not in the reasonable judgment of the Lender, reflect any material adverse change in the consolidated financial condition of any Loan Party. The Lender shall have received a copy of the Projections which shall be satisfactory in all respects to the Lender;

(m)	Insurance. The Lender shall have received, in form and substance satisfactory to the Lender, evidence that each Loan Party has the insurance required by Section 4.11, listing the Lender as lender loss payee, additional insured and mortgagee, as applicable;

(n)	Payment Instructions. The Lender shall have received written instructions from the Borrower Representative directing the application of proceeds of the initial Loans and other Advances made pursuant to this Agreement;

(o)	Operating Account. The Lender shall have received duly executed agreements establishing the Operating Account;

(p)	Consents. The Lender shall have received any and all Consents necessary to permit the effectuation of the transactions contemplated by the Loan Documents; and, such Consents and waivers of such third parties as might assert claims with respect to the Collateral, as the Lender and its counsel shall deem necessary;

(q)	No Adverse Material Change. (i) since June 30, 2010, there shall not have occurred any event, condition or state of facts which could reasonably be expected to have a Material Adverse Effect and (ii) no representations made or information supplied to the Lender shall have been proven to be inaccurate or misleading in any material respect;

(r)	Contract Review. Upon the request of the Lender, the Lender and its counsel shall have reviewed all Material Business Agreements;

(s)	Existing Indebtedness. The Lender shall have received (i) a payoff letter, in form and substance satisfactory to the Lender, pursuant to which any existing Indebtedness that is to be paid by initial Loans hereunder will be paid in full, and (ii) evidence satisfactory to the Lender that all necessary termination statements, satisfaction documents and any other applicable releases in connection with any existing Indebtedness and all other Liens with respect to the Loan Parties that are not Permitted Encumbrances have been filed or arrangements satisfactory to the Lender have been made for such filing;

(t)	Legal and Capital Structure. The Lender shall have reviewed and shall be satisfied with the legal and capital structure of the Borrowers after the consummation of the transactions contemplated herein;

(u)	Real Property. A negative pledge shall have been filed against each parcel of Owned Real Property;

(v)	Acquisition Documents. The Lender shall have reviewed and shall be satisfied with the asset purchase agreement and the other documents executed in connection with the acquisition of substantially all of the assets of T & W Forge, Inc.;

(w)	Waiver. The Lender shall have received a landlord’s waiver, in form and substance satisfactory to the Lender, with respect to the premises leased by TWF Acquisition, LLC; and

(x)	Other. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Lender and its counsel.

8.2 Conditions to Each Advance. The agreement of the Lender and the Issuer to make any Advance requested to be made on any date (including the initial Loans and Advances), is subject to the satisfaction of the following conditions precedent as of the date such Advance is made:

(a)	Representations and Warranties. Each of the continuing representations and warranties (not made as of a specific date) made by any Loan Party in or pursuant to any Loan Document shall be true and correct in all material respects on and as of such date as if made on and as of such date.

(b)	No Default. No Event of Default or Default shall have occurred and be continuing on such date, or would exist after giving effect to the Advances requested to be made, on such date; provided, however that, the Lender, in its sole discretion, may continue to make Advances notwithstanding the existence of an Event of Default or Default and that any Advances so made shall not be deemed a waiver of any such Event of Default or Default.

Each request for an Advance by the Borrower Representative hereunder shall constitute a representation and warranty by the Borrowers as of the date of such Advance that the conditions contained in this subsection shall have been satisfied.

8.3 Post Closing Conditions. Except as otherwise provided herein, the Lender shall not be required to make any new Advance unless, within sixty (60) days after the Closing Date, the Lender shall have received original stock certificates along with duly executed stock powers for each of SIFCO Custom Machining Company, SIFCO Irish Holdings, Limited (Ireland), SIFCO Applied Surface Concepts (France), and SIFCO Applied Surface Concepts, Limited (UK), all in form and substance satisfactory to the Lender.

ARTICLE 9

INFORMATION AS TO THE LOAN PARTIES

Each Borrower shall, on behalf of itself and the other Loan Parties, until satisfaction in full of the Obligations and the termination of this Agreement:

9.1 Disclosure of Material Matters. Immediately upon learning thereof, report to the Lender any Default and all matters materially affecting the value, enforceability or collectibility of any portion of the Collateral including any Lien or claim asserted against the Collateral, any loss, damage or destruction of any material portion of the Collateral, and any Loan Party’s reclamation or repossession of, or the return to any Loan Party of, a material amount of goods or material claims or material disputes asserted by any Account Debtor or other obligor.

9.2 SEC Filings. Make available to the Lender promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which any Loan Party files with the Securities and Exchange Commission.

9.3 Litigation. Immediately notify the Lender in writing of any litigation, suit or administrative proceeding affecting any Loan Party, whether or not the claim is covered by insurance, and of any suit or administrative proceeding, which in any such case could reasonably be expected to have a Material Adverse Effect.

9.4 Material Occurrences. Immediately notify the Lender in writing upon the occurrence of (a) any Event of Default or Default; (b) any default under any Material Business Agreement; (c) any event, development or circumstance whereby any financial statements or other reports furnished to the Lender fail in any material respect to present fairly, in accordance with GAAP consistently applied, the financial condition or operating results of the Loan Parties on a consolidated or consolidating basis as of the date of such statements; (d) each and every default by any Loan Party which would reasonably be expected to result in the acceleration of the maturity of any Indebtedness, including the names and addresses of the holders of such Indebtedness with respect to which there is a default existing or with respect to which the maturity has been or could be accelerated, and the amount of such Indebtedness; and (e) any other development in the business or affairs of any Loan Party which could reasonably be expected to have a Material Adverse Effect; in each case, to the extent permitted by applicable law, describing the nature thereof and the action the Loan Parties propose to take with respect thereto.

9.5 Annual Financial Statements. Make available to the Lender within ninety (90) days after the end of each fiscal year of the Loan Parties, audited financial statements of the Loan Parties on a consolidated and consolidating basis including statements of income and stockholders’ equity and cash flow from the beginning of the current fiscal year to the end of such fiscal year and the balance sheet as at the end of such fiscal year, all prepared in accordance with GAAP applied on a basis consistent with prior practices, and in reasonable detail and reported upon without qualification by an independent certified public accounting firm selected by the Loan Parties and satisfactory to the Lender. In addition, the reports shall be accompanied by a Compliance Certificate.

9.6 Quarterly Financial Statements. Make available to the Lender within forty-five (45) days after the end of each fiscal quarter, an unaudited balance sheet of the Loan Parties on a consolidated and consolidating basis and unaudited statements of income and cash flow of the Loan Parties on a consolidated and consolidating basis reflecting results of operations from the beginning of the fiscal year to the end of such quarter, and for such quarter, prepared on a basis consistent with prior practices and complete and correct in all material respects, subject to normal and recurring year end adjustments that individually and in the aggregate are not material to the business of the Loan Parties and setting forth in each case in comparative form the figures from the projected annual operation budget delivered pursuant to Section 9.8 covering the current fiscal year. The reports shall be accompanied by a Compliance Certificate.

9.7 Additional Information. Furnish the Lender with such additional information as the Lender shall reasonably request in order to enable the Lender to determine whether the terms, covenants, provisions and conditions of this Agreement and the Notes have been complied with by the Loan Parties including, without the necessity of any request by the Lender, (a) copies of all environmental audits and reviews, (b) at least thirty (30) days prior thereto, notice of any Loan Party’s opening of any new place of business, closing of any existing place of business or a change in its legal name, and (c) immediately upon any Loan Party’s learning thereof, notice of any material labor dispute to which any Loan Party may become a party, any strikes or walkouts relating to any of its plants or other facilities, and the expiration of any labor contract to which any Loan Party is a party or by which any Loan Party is bound.

9.8 Projected Operating Budget, Availability Forecast. Furnish the Lender no later than (a) thirty (30) days prior to the beginning of each fiscal year of the Loan Parties, commencing with fiscal year 2011 and each fiscal year thereafter during the term of this Agreement, a preliminary draft copy of the quarter by quarter projected operating budget and cash flows of the Loan Parties on a consolidated and consolidating basis for such fiscal year (including an income statement and statement of cash flows for each fiscal quarter, and a balance sheet as at the end of each fiscal quarter), and (b) by November 15 of each year, a final copy of such projections accompanied by a certificate signed by an Authorized Officer of each Loan Party to the effect that such projections and forecasts have been prepared on the basis of sound financial planning practice consistent with past budgets and financial statements and that such officer has no reasonable basis to question the reasonableness of any material assumptions on which such projections and forecasts were prepared.

9.9 Notice of Suits, Adverse Events. Furnish the Lender with immediate notice of (a) any lapse or other termination of any Consent issued to any Loan Party by any Governmental Body or any other Person that is material to the operation of any Loan Party’s business, (b) any refusal by any Governmental Body or any other Person to renew or extend any such Consent; (c) copies of any periodic or special reports filed by any Loan Party with any Governmental Body or Person, if such reports indicate any material adverse change in the business, operations, affairs or condition of any Loan Party, or if copies thereof are requested by the Lender and/or the Issuer, and (d) copies of any material notices and other communications from any Governmental Body which specifically relate to any Loan Party.

9.10 ERISA Notices and Requests. Furnish the Lender with prompt written notice in the event that (a) any Loan Party, any Subsidiary thereof or any member of the Controlled Group knows or has reason to know that a Termination Event has occurred, together with a written statement describing such Termination Event and the action, if any, which such Loan Party, such Subsidiary or any member of the Controlled Group has taken, is taking, or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, Department of Labor or PBGC with respect thereto, (b) such Loan Party, such Subsidiary or any member of the Controlled Group knows or has reason to know that a non-exempt prohibited transaction (as defined in Sections 406 of ERISA and 4975 of the Code) has occurred together with a written statement describing such transaction and the action which such Loan Party, such Subsidiary or any member of the Controlled Group has taken, is taking or proposes to take with respect thereto, (c) a material funding waiver request has been filed with respect to any Plan together with all communications received by such Loan Party, such Subsidiary or any member of the Controlled Group with respect to such request, (d) any material increase in the benefits provided under any existing Plan or the establishment of any new Plan or the commencement of contributions to any Plan to which such Loan Party, such Subsidiary or any member of the Controlled Group was not previously contributing shall occur, (e) such Loan Party, such Subsidiary or any member of the Controlled Group shall receive from the PBGC a notice of intention to terminate a Plan or to have a trustee appointed to administer a Plan, together with copies of each such notice, (f) such Loan Party, such Subsidiary or any member of the Controlled Group shall receive any favorable or unfavorable determination letter from the Internal Revenue Service regarding the qualification of a Plan under Section 401(a) of the Code, together with copies of each such letter; (g) such Loan Party, such Subsidiary or any member of the Controlled Group shall receive a notice regarding the imposition of withdrawal liability, together with copies of each such notice; (h) such Loan Party, such Subsidiary or any member of the Controlled Group shall fail to make a required installment or any other required payment under Section 412 of the Code on or before the due date for such installment or payment; or (i) such Loan Party, such Subsidiary or any member of the Controlled Group knows that (1) a Multiemployer Plan has been terminated, (2) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (3) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan.

ARTICLE 10

EVENTS OF DEFAULT

The occurrence of any one or more of the following events shall constitute an “Event of Default”:

10.1 Payment of Obligations. Failure by any Borrower to pay any principal or interest on the Obligations, including any Rate Management Obligations, when due, whether at maturity or by reason of acceleration pursuant to the terms of this Agreement, or by required prepayments or failure to pay any other liabilities or make any other payment, fee or charge provided for in any Loan Document;

10.2 Misrepresentations. Without taking into account any knowledge qualifier, any representation or warranty made or deemed made by any Loan Party in this Agreement or any related agreement or in any certificate, document or financial or other statement furnished at any time in connection herewith or therewith, as the case may be, shall prove to have been misleading in any material respect on the date when made or deemed to have been made;

10.3 Failure to Furnish or Make Available Information. Failure by any Loan Party to (a) furnish or make available, as required by this Agreement, financial information required to be provided hereunder when due, (b) furnish any additional financial information requested by the Lender within ten (10) days after such information is requested, or (c) permit the inspection of its books or records in accordance with Section 4.10;

10.4 Liens Against Assets. Issuance of a notice of Lien, levy, assessment, injunction or attachment against a material portion of any Loan Party’s property which is not stayed or lifted within sixty (60) days;

10.5 Breach of Covenants. (a) Failure or neglect of any Loan Party to perform, keep or observe any term, provision, condition, covenant contained in any Loan Document (other than those in Sections 4.7, 4.9, 4.13, 6.1 or 6.2 hereof) or contained in any other agreement or arrangement, now or hereafter entered into, between any Loan Party and the Lender; or (b) failure or neglect of any Loan Party to perform, keep or observe any other term, provision, condition, covenant contained in Sections 4.7, 4.9,

4.13, 6.1 or 6.2 hereof and such failure shall continue for thirty (30) days from the occurrence of such failure or neglect;

10.6 Judgment. Any judgment or judgments are rendered or judgment liens filed against any Loan Party for an uninsured aggregate amount in excess of $500,000 which within thirty (30) days of such rendering or filing is not either appealed, satisfied, stayed, discharged of record or bonded;

10.7 Insolvency and Related Proceedings. Any Loan Party or any Affiliate or Subsidiary thereof shall (a) apply for, consent to or suffer the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar fiduciary of itself or of all or a substantial part of its property, (b) make a general assignment for the benefit of creditors, (c) admit in writing its inability, or be generally unable to pay its debts as they become due or cease operations of its present business, (d) commence a voluntary case under any state or federal bankruptcy laws (as now or hereafter in effect), (e) be adjudicated a bankrupt or insolvent, (f) file a petition seeking to take advantage of any other law providing for the relief of debtors, (g) acquiesce to, or fail to have dismissed, within thirty (30) days, any petition filed against it in any involuntary case under such bankruptcy laws, or (h) take any action for the purpose of effecting any of the foregoing;

10.8 Material Adverse Effect. Any change in any Loan Party’s condition or affairs (financial or otherwise) which in the Lender’s reasonable opinion has or would reasonably be expected to have a Material Adverse Effect on the Borrowers;

10.9 Loss of Priority Lien. Any Lien created hereunder or provided for hereby or under any related agreement for any reason ceases to be or is not a valid and perfected Lien having a first priority interest;

10.10 Breach of Material Business Agreements. A material default of the obligations of any Loan Party under any Material Business Agreement to which it is a party shall occur which adversely affects its condition, affairs or prospects (financial or otherwise) which default is not cured within any applicable cure period;

10.11 Cross Default; Cross Acceleration. Any Loan Party shall (a) default in any payment of principal of or interest on any Material Indebtedness beyond any period of grace with respect to such payment or (b) default in the observance of any other covenant, term or condition contained in any agreement or instrument pursuant to which such Material Indebtedness is created, secured or evidenced, if the effect of such default is to permit the acceleration of any such Material Indebtedness (whether or not such right shall have been waived);

10.12 Change of Control. Any Change of Control shall occur;

10.13 Invalidity of Loan Documents. Any material provision of any Loan Document shall, for any reason, cease to be valid and binding on any Loan Party, or any Loan Party shall so claim in writing to the Lender;

10.14 Destruction of Collateral. Any portion of the Collateral shall be seized or taken by a Governmental Body, or any Loan Party or the title and rights of any Loan Party shall have become the subject matter of litigation which might, in the reasonable opinion of the Lender, upon final determination, result in material impairment or loss of the security provided by any Loan Document;

10.15 Business Interruption. The operations of any Loan Party are interrupted at any time for more than seven (7) consecutive days, which interruption would reasonably be expected to have a Material Adverse Effect; or

10.16 ERISA Events. An event or condition specified in Sections 7.15, 7.18 or 9.10 shall occur or exist with respect to any Plan and, as a result of such event or condition, together with all other such events or conditions, any Loan Party, any Subsidiary thereof or any member of the Controlled Group shall incur, or is reasonably likely to incur, a liability to a Plan or the PBGC (or both) which would reasonably be expected to have a Material Adverse Effect.

ARTICLE 11

LENDER’S RIGHTS AND REMEDIES AFTER DEFAULT

11.1 Rights and Remedies. Upon the occurrence of (a) an Event of Default pursuant to Section 10.7, all Obligations shall be immediately due and payable and this Agreement and the obligation of the Lender and the Issuer to make Advances and maintain Loans shall be deemed terminated; and (b) any other Event of Default and at any time thereafter (such default not having previously been cured), at the option of the Lender, all Obligations shall be immediately due and payable and the Lender and the Issuer shall have the right to terminate this Agreement and to terminate the obligation of the Lender and the Issuer to make Advances and maintain Loans. Upon the occurrence of any Event of Default, the Lender shall have the right to exercise any and all other rights and remedies provided for herein, under the Uniform Commercial Code and at law or equity generally, including the right to foreclose the security interests granted herein and to realize upon any Collateral by any available judicial procedure and/or to take, to the extent permitted by applicable law, possession of and sell any or all of the Collateral with or without judicial process. The Lender may enter any of any Loan Party’s premises or other premises without legal process and without incurring liability to any Loan Party therefor, and the Lender may thereupon, or at any time thereafter, in its discretion without notice or demand, take the Collateral and remove the same to such place as the Lender may deem advisable and the Lender may require the Loan Parties to make the Collateral available to the Lender at a convenient place. With or without having the Collateral at the time or place of sale, the Lender may sell the Collateral, or any part thereof, at public or private sale, at any time or place, in one or more sales, at such price or prices, and upon such terms, either for cash, credit or future delivery, as the Lender may elect. Except as to that part of the Collateral which is perishable or threatens to decline speedily in value or is of a type customarily sold on a recognized market, the Lender shall give the Loan Parties reasonable notification of such sale or sales, it being agreed that in all events written notice mailed to the Loan Parties at least five (5) days prior to such sale or sales is reasonable notification. At any public sale the Lender or the Issuer may bid for and become the purchaser, and the Lender, the Issuer or any other purchaser at any such sale thereafter shall hold the Collateral sold absolutely free from any claim or right of whatsoever kind, including any equity of redemption and such right and equity are hereby expressly waived and released by each Loan Party. In connection with the exercise of the foregoing remedies, the Lender is granted permission to use all of each Loan Party’s trademarks, trade styles, trade names, patents, patent applications, licenses, franchises and other proprietary rights which are used in connection with (y) Inventory for the purpose of disposing of such Inventory and (z) Equipment for the purpose of completing the manufacture of unfinished goods. The proceeds realized from the sale of any Collateral shall be applied as follows: first, to the reasonable costs, expenses and attorneys’ fees and expenses incurred by the Lender for collection and for acquisition, completion, protection, removal, storage, sale and delivery of the Collateral; second, to interest due upon any of the Obligations and any fees payable under this Agreement; and, third, to the principal of the Obligations. If any deficiency shall arise, the Loan Parties shall remain liable to the Lender and the Issuer therefor.

11.2 Lender Discretion. The Lender shall have the right in its sole discretion to determine which rights, Liens, security interests or remedies the Lender may at any time pursue, relinquish, subordinate, or modify or to take any other action with respect thereto and such determination will not in any way modify or affect any of the Lender’s or the Issuer’s rights hereunder.

11.3 Setoff. In addition to any other rights which the Lender or the Issuer may have under applicable law, upon the occurrence and continuance of an Event of Default hereunder, the Lender and the Issuer, including any branch, Subsidiary or Affiliate of the Lender or the Issuer, shall have a right to apply any Loan Party’s property held by the Lender or the Issuer, such branch, Subsidiary or Affiliate to reduce the Obligations.

11.4 Rights and Remedies not Exclusive. The enumeration of the foregoing rights and remedies is not intended to be exhaustive and the exercise of any right or remedy shall not preclude the exercise of any other right or remedies provided for herein or otherwise provided by law, all of which shall be cumulative and not alternative.

11.5 Appointment of Receiver. Upon the occurrence and continuance of an Event of Default and at all times thereafter, the Lender shall be entitled, upon application to the United States District Court for the Northern District of Ohio, to the immediate appointment of a receiver for all or any part of the Collateral, whether such receivership is incidental to a proposed sale of the Collateral, pursuant to the Uniform Commercial Code or otherwise. Each Loan Party hereby consents to the appointment of such a receiver without notice or bond, to the full extent permitted by applicable statute or law, and waives any and all notices of and defenses to such appointment and agrees not to oppose any application therefor by the Lender, but nothing herein is to be construed to deprive the Lender of any other right, remedy or privilege the Lender may have under law to have a receiver appointed, provided, however, that, the appointment of such receiver shall not impair or in any manner prejudice the rights of the Lender to receive any payments provided for herein. Such receivership shall, at the option of the Lender, continue until full payment of all of the Obligations.

ARTICLE 12

WAIVERS AND JUDICIAL PROCEEDINGS

12.1 Waiver of Notice. Each Loan Party hereby waives notice of non-payment of any of the Accounts, demand, presentment, protest and notice thereof with respect to any and all instruments, notice of acceptance hereof, notice of loans or advances made, credit extended, Collateral received or delivered, or any other action taken in reliance hereon, and all other demands and notices of any description, except such as are expressly provided for herein.

12.2 Delay. No delay or omission on the Lender’s or the Issuer’s part in exercising any right, remedy or option shall operate as a waiver of such or any other right, remedy or option or of any default.

12.3 Jury Waiver. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO THIS AGREEMENT, ANY LOAN DOCUMENT, OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THEREWITH, OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT OR TORT OR OTHERWISE AND EACH PARTY HEREBY CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENTS OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

ARTICLE 13

EFFECTIVE DATE AND TERMINATION

13.1 Term. This Agreement, which shall inure to the benefit of and shall be binding upon the respective successors and permitted assigns of each Loan Party, the Lender and the Issuer, shall become effective on the date hereof and shall continue in full force and effect until the Facility Termination Date, unless sooner terminated as herein provided. Without limiting Section 11.1, (a) the Revolving Commitment shall expire on the Facility Termination Date and (b) all unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date. The Borrowers may terminate this Agreement with at least thirty (30) Business Days’ prior written notice thereof to the Lender, upon (a) the payment in full of all outstanding loans, together with accrued and unpaid interest thereon, (b) the cancellation and return of all outstanding Letters of Credit (or alternatively, with respect to each such Letter of Credit, the furnishing to the Lender of a cash deposit as required by Section 2.9(d), (c) the payment in full of all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon, and (d) the payment in full of any amount due under Section 2.11.

13.2 Termination. The termination of this Agreement shall not affect any Loan Party’s, the Lender’s or the Issuer’s rights, or any of the Obligations having their inception prior to the effective date of such termination, and the provisions hereof shall continue to be fully operative until all transactions entered into, rights or interests created or Obligations have been fully disposed of, concluded or liquidated. The security interests, Liens and rights granted to the Lender and the Issuer hereunder and the financing statements filed hereunder shall continue in full force and effect, notwithstanding the termination of this Agreement or the fact that the Loan Account may from time to time be temporarily in a zero or credit position, until all of the Obligations of each Loan Party have been paid or performed in full after the termination of this Agreement or each Loan Party has furnished the Lender and the Issuer with an indemnification satisfactory to the Lender and the Issuer with respect thereto. Accordingly, each Loan Party waives any rights which it may have under the Uniform Commercial Code to demand the filing of termination statements with respect to the Collateral, and the Lender shall not be required to send such termination statements to each Loan Party, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations paid in full in immediately available funds. All representations, warranties, covenants, waivers and agreements contained herein shall survive termination hereof until all Obligations are paid or performed in full. Without limitation, all indemnification obligations contained herein shall survive the termination hereof and payment in full of the Obligations.

ARTICLE 14

THE BORROWER REPRESENTATIVE

14.1 Appointment; Nature of Relationship. The Borrower Representative is hereby appointed by each of the Borrowers as its contractual representative hereunder and under each other Loan Document, and each of the Borrowers irrevocably authorizes the Borrower Representative to act as the contractual representative of such Borrower with the rights and duties set forth herein and in the other Loan Documents. The Borrower Representative agrees to act as such contractual representative. Additionally, the Borrowers hereby appoint the Borrower Representative as their agent to receive all of the proceeds of the Loans in the Operating Account, at which time the Borrower Representative shall promptly disburse such Loans to the appropriate Borrower. The Lender and its respective officers, directors, agents or employees, shall not be liable to the Borrower Representative or any Borrower for any action taken or omitted to be taken by the Borrower Representative or the Borrowers pursuant to this Article 14.

14.2 Joint and Several Obligations. All Obligations shall be joint and several, and each Borrower shall make payment upon the maturity of the Obligations by acceleration or otherwise, and such obligation and liability on the part of each Borrower shall in no way be affected by any extensions, renewals and forbearance granted to the Lender or the Issuer to any Borrower, failure of the Lender or the Issuer to give any Borrower notice of borrowing or any other notice, any failure of the Lender or the Issuer to pursue or preserve its rights against any Borrower, the release by the Lender or the Issuer of any Collateral now or thereafter acquired from any Borrower, and such agreement by each Borrower to pay upon any notice issued pursuant thereto is unconditional and unaffected by prior recourse by the Lender or the Issuer to the other Borrowers or any Collateral for such Borrower’s Obligations or the lack thereof. Each Borrower waives all suretyship defenses. Without limiting the generality of the foregoing, each of the Borrowers hereby acknowledges and agrees that any and all actions, inactions or omissions by any one or more, or all, of the Borrowers in connection with, related to or otherwise affecting this Agreement or any of the other Loan Documents are the obligations of, and inure to and are binding upon, each and all of the Borrowers, jointly and severally. Each covenant, agreement, obligation, representation and warranty of the Borrowers contained herein constitutes the joint and several undertaking of each Borrower. Each Borrower acknowledges that the obligations of such Borrower undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of the other Borrower and, in full recognition of that fact, each Borrower consents and agrees that the Lender may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any Borrower, and without affecting the enforceability or continuing effectiveness hereof as to such Borrower: (a) supplement, restate, modify, amend, increase, decrease, extend, renew or otherwise change the time for payment or the terms of this Agreement or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, this Agreement or any part thereof, or any of the Loan Documents, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept partial payments; (d) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as the Lender, in its sole and absolute discretion may determine; (e) release any Person from any personal liability with respect to this Agreement or any part thereof; (f) settle, release on terms satisfactory to the Lender or by operation of applicable law or otherwise liquidate or enforce any security or guaranty in any manner, consent to the transfer of any security and bid and purchase at any sale; or (g) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Borrower, or any other Person, and correspondingly restructure the obligations evidenced hereby, and any such merger, change, restructuring or termination shall not affect the liability of any Borrower or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the obligations evidenced hereby. Each Borrower states and acknowledges that: (w) pursuant to this Agreement, the Borrowers desire to utilize their borrowing potential on a consolidated basis to the same extent possible as if they were merged into a single corporate entity and that this Agreement reflects the establishment of credit facilities which would not otherwise be available to such Borrower if each Borrower were not jointly and severally liable for payment of the obligations; (x) it has determined that it will benefit specifically and materially from the advances of credit contemplated by this Agreement; (y) it is both a condition precedent to the obligations of the Lender hereunder and a desire of the Borrowers that each Borrower execute and deliver to the Lender this Agreement; and (z) the Borrowers have requested and bargained for the structure and terms of and security for the advances contemplated by this Agreement. Each Borrower agrees if such Borrower’s joint and several liability hereunder, or if any Liens securing such joint and several liability, would, but for the application of this Section 14.2, be unenforceable under applicable law, such joint and several liability and each such Lien shall be valid and enforceable to the maximum extent that would not cause such joint and several liability or such Lien to be unenforceable under applicable law, and such joint and several liability and such Lien shall be deemed to have been automatically amended accordingly at all relevant times. To the extent that any Borrower shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Loans or Advances made to another Borrower hereunder or other Obligations incurred directly and primarily by any other Borrower (an “Accommodation Payment”), then the Borrower making such Accommodation Payment shall be entitled to contribution and indemnification from, and, be reimbursed by, each of the other Borrowers in an amount, for each of such other Borrowers, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Borrower’s “Allocable Amount” (as defined below) and the denominator of which is the sum of the Allocable Amounts of all of the Borrowers. As of any date of determination, the “Allocable Amount” of each Borrower shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Borrower hereunder without (A) rendering such Borrower “insolvent” within the meaning of Section 101(31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (B) leaving such Borrower with unreasonably small capital or assets, within the meaning of Section 548 of the United States Bankruptcy Code, Section 4 of the UFTA, or (C) leaving such Borrower unable to pay its debts as they become due within the meaning of Section 548 of the United States Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA. All rights and claims of contribution, indemnification and reimbursement under this Section shall be subordinate in right of payment to the prior payment in full of the Secured Obligations. The provisions of this Section shall, to the extent expressly inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

14.3 Notices. Each Borrower shall immediately notify the Borrower Representative of the occurrence of any Default or Event of Default. In the event that the Borrower Representative receives such a notice, the Borrower Representative shall give prompt notice thereof to the Lender. Any notice provided to the Borrower Representative hereunder shall constitute notice to each Borrower on the date received by the Borrower Representative.

14.4 Execution of Loan Documents. The Borrowers hereby empower and authorize the Borrower Representative, on behalf of the Borrowers, to execute and deliver to the Lender the Loan Documents and all related agreements, certificates, documents, or instruments as shall be necessary or appropriate to effect the purposes of the Loan Documents, including without limitation, the Compliance Certificates. Each Borrower agrees that any action taken by the Borrower Representative or the Borrowers in accordance with the terms of this Agreement or the other Loan Documents, and the exercise by the Borrower Representative of its powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Borrowers.

14.5 Waivers. Each Borrower expressly waives (a) any and all rights of subrogation, reimbursement, indemnity, exoneration, contribution or any other claim which such Borrower may now or hereafter have against the other Borrowers or other Person directly or contingently liable for the Obligations hereunder, or against or with respect to the other Borrowers’ property (including, any property which is Collateral for the Obligations), arising from the existence or performance of this Agreement, until termination of this Agreement and repayment in full of the Obligations and (b) any defense it may otherwise have to the payment and performance of the Obligations based on any contention that its liability hereunder and under the Loan Documents is limited and not joint and several. Each Borrower acknowledges and agrees that the foregoing waivers serve as a material inducement to the agreement of the Lender and the Issuer to make the Advances and other Loans, and that the Lender and the Issuer are relying on each specific waiver and all such waivers in entering into this Agreement. The undertakings of each Borrower hereunder secure the Obligations of itself and the other Borrowers.

ARTICLE 15

MISCELLANEOUS

15.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio. Any judicial proceeding brought by or against any Loan Party with respect to any of the Obligations, this Agreement or any related agreement may be brought in any court of competent jurisdiction in the State of Ohio, United States of America, and, by execution and delivery of this Agreement, each Loan Party accepts for itself and in connection with its properties, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. Each Loan Party hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered mail (return receipt requested) directed to the Borrower Representative at its address set forth in Section 15.6 and service so made shall be deemed completed five (5) days after the same shall have been so deposited in the mails of the United States of America, or, at the Lender’s and/or the Issuer’s option, by service upon the Borrower Representative which each Loan Party irrevocably appoints as such Loan Party’s agent for the purpose of accepting service within the State of Ohio. Nothing herein shall affect the right to serve process in any manner permitted by law or shall limit the right of the Lender or the Issuer to bring proceedings against any Loan Party in the courts of any other jurisdiction. Each Loan Party waives any objection to jurisdiction and venue of any action instituted hereunder and shall not assert any defense based on lack of jurisdiction or venue or based upon forum non conveniens. Any judicial proceeding by any Loan Party against the Lender or the Issuer involving, directly or indirectly, any matter or claim in any way arising out of, related to or connected with this Agreement or any related agreement, shall be brought only in a federal or state court located in the County of Cuyahoga, State of Ohio.

15.2 Entire Understanding; Amendments. This Agreement and the other Loan Documents contain the entire understanding between each Loan Party, the Lender and the Issuer and supersedes all prior agreements and understandings, if any, relating to the subject matter hereof. Any promises, representations, warranties or guarantees not herein contained and hereinafter made shall have no force and effect unless in writing, signed by each Loan Party’s, the Lender’s and the Issuer’s respective officers. Neither this Agreement nor any portion or provisions hereof may be changed, modified, amended, waived, supplemented, discharged, cancelled or terminated orally or by any course of dealing, or in any manner other than by an agreement in writing, signed by the party to be charged. Each Loan Party acknowledges that it has been advised by counsel in connection with the execution of the Loan Documents and is not relying upon oral representations or statements inconsistent with the terms and provisions of this Agreement.

15.3 Transfers and Assignments. The Loan Parties may not assign or otherwise transfer any of their rights or obligations hereunder without the prior written consent of the Lender. The Lender and the Issuer shall have the right to assign their respective rights and obligations under this Agreement and the other Loan Documents and, in any way, in their sole discretion to participate with other financial institutions in making Revolving Loans available to the Borrowers or issuing Letters of Credit; all of the rights, privileges, remedies and options given to the Lender and the Issuer hereunder shall inure to the benefit of the Lender’s or the Issuer’s successors and assigns; if applicable, and all the terms, conditions, promises, covenants, provisions and warranties of this Agreement and the other Loan Documents shall inure to the benefit of and shall bind the representatives, successors and assigns of the Lender or the Issuer, as applicable.

15.4 Application of Payments. The Lender shall have the continuing and exclusive right to apply or reverse and re-apply any payment and any and all proceeds of Collateral to any portion of the Obligations in such order as the Lender determines in its sole discretion. To the extent that any Loan

Party makes a payment or the Lender or the Issuer receives any payment or proceeds of the Collateral for any Loan Party’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the Obligations or part thereof intended to be satisfied shall be revived and continue as if such payment or proceeds had not been received by the Lender or the Issuer.

15.5 Indemnity. Each Loan Party shall indemnify the Lender, the Issuer and each of their respective officers, directors, attorneys, representatives, Affiliates, employees and agents from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including fees and disbursements of counsel) which may be imposed on, incurred by, or asserted against the Lender or the Issuer in any litigation, proceeding or investigation with respect to any aspect of, or any transaction contemplated by, or referred to in, or any matter related to, the Loan Documents, whether or not the Lender or the Issuer is a party thereto (except to the extent arising from the Lender’s gross negligence or intentional misconduct).

15.6 Notice. Any notice or request hereunder may be given to the Borrower Representative or any Loan Party or to the Lender or the Issuer at their respective addresses set forth below or at such other address as may hereafter be specified in a notice designated as a notice of change of address under this Section. Any notice, request, demand, direction or other communication (for purposes of this Section 15.6 only, a “Notice”) to be given to or made upon any party hereto under any provision of this Agreement shall be given or made in writing (which includes by means of electronic transmission (i.e., “e-mail”) or facsimile transmission). Any such Notice must be delivered to the applicable parties hereto at the addresses and numbers set forth under their respective names on Section 15.6 or in accordance with any subsequent unrevoked Notice from any such party that is given in accordance with this Section 15.6. Any notice provided to the Borrower Representative shall be deemed to have been given to each other Loan Party. Any Notice shall be effective:

(a)	In the case of hand-delivery, when delivered;

(b)	If given by mail, four (4) days after such Notice is deposited with the United States Postal Service, with first-class postage prepaid, return receipt requested;

(c)	In the case of a facsimile transmission, when sent to the applicable party’s facsimile machine’s telephone number, if the party sending such Notice receives confirmation of the delivery thereof from its own facsimile machine;

(d)	In the case of electronic transmission, when actually received; and

(e)	If given by any other means (including by overnight courier), when actually received.

(f)	When the Lender gives a Notice to the Borrower Representative or any Loan Party, the Lender shall concurrently send a copy thereof to the Issuer. When the Issuer gives a Notice to the Borrower Representative or any Loan Party, the Issuer shall concurrently send a copy thereof to the Lender.

(A)	If to the Lender at:	Fifth Third Bank
600 Superior Ave., E., Suite 200
Cleveland, Ohio 44114
Attention: SIFCO Relationship Manager
Telephone: 216.274.5300
Facsimile: 216.274.5441
Email: tom.evans@53.com

(B)	If to the Borrower Representative at:	SIFCO Industries, Inc. 970 East 64th Street Cleveland, Ohio 44103 Attention: Frank Cappello Telephone: 216.432.6278 Facsimile: 216.432.6281 Email: fcap@sifco.com

15.7 Survival. The obligations of the Loan Parties under Sections 2.9, 2.11, 3.7, 3.8, and 15.5 shall survive termination of the Loan Documents and payment in full of the Obligations.

15.8 Severability. If any part of this Agreement is contrary to, prohibited by, or deemed invalid under applicable laws or regulations, such provision shall be inapplicable and deemed omitted to the extent so contrary, prohibited or invalid, but the remainder hereof shall not be invalidated thereby and shall be given effect so far as possible.

15.9 Expenses. All costs, expenses, including reasonable attorneys’ fees, and disbursements incurred by the Lender on its behalf or on behalf of the Issuer (a) in all efforts made to enforce payment of any Obligation or effect collection of any Collateral, (b) in connection with the entering into, modification, amendment, administration and enforcement of this Agreement or any consents or waivers hereunder and all related agreements, documents and instruments, (c) in instituting, maintaining, preserving, enforcing and foreclosing on the Lender’s security interest in or Lien on any of the Collateral, whether through judicial proceedings or otherwise, (d) in defending or prosecuting any actions or proceedings arising out of or relating to the Lender’s or the Issuer’s transactions with any Loan Party (except to the extent arising from the Lender’s or the Issuer’s gross negligence or intentional misconduct), or (e) in connection with any advice given to the Lender or the Issuer with respect to its rights and obligations under this Agreement and all related agreements, may be charged to the Loan Account as a Revolving Loan of a Domestic Rate Loan and added to the Obligations. Expenses being reimbursed by the Borrowers under this Section include costs and expenses incurred in connection with: (u) appraisals and insurance reviews; (v) field examinations and the preparation of reports based on the fees charged by a third party retained by the Lender or the internally allocated fees for each Person employed by the Lender with respect to each field examination; (w) background checks regarding senior management and/or key investors, as deemed necessary or appropriate in the sole discretion of the Lender; (x) taxes, fees and other charges for (i) lien and title searches and title insurance and (ii) recording any mortgages, filing financing statements and continuations, and other actions to perfect, protect, and continue the Lender’s Liens; (y) sums paid or incurred to take any action required of any Loan Party under the Loan Documents that such Loan Party fails to pay or take; and (z) forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining the accounts and lock boxes, and costs and expenses of preserving and protecting the Collateral.

15.10 Injunctive Relief. Each Loan Party recognizes that, in the event any Loan Party fails to perform, observe or discharge any of its obligations or liabilities under this Agreement, any remedy at law may prove to be inadequate relief to the Lender and/or the Issuer; therefore, the Lender, if the Lender so requests, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving that actual damages are not an adequate remedy.

15.11 Consequential Damages. Neither the Lender, nor the Issuer, nor any agent or attorney for any of them, shall be liable to any Loan Party for any special, incidental, consequential or punitive damages arising from any breach of contract, tort or other wrong relating to the establishment, administration or collection of the Obligations.

15.12 Counterparts; Electronic Signatures. This Agreement may be executed in any number of and by different parties hereto on separate counterparts, all of which, when so executed, shall be deemed an original, but all such counterparts shall constitute one and the same agreement. Any signature delivered by a party by facsimile or email transmission shall be deemed to be an original signature hereto.

15.13 Construction. The parties acknowledge that each party and its counsel have reviewed this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits thereto.

15.14 Confidentiality; Sharing Information.

(a)	The Lender, the Issuer and each transferee of the Lender or the Issuer pursuant to Section 15.3 (a “Transferee”) shall hold all non-public information obtained by the Lender, the Issuer or such Transferee in accordance with the Lender’s, the Issuer’s and such Transferee’s customary procedures for handling confidential information of this nature; provided, however, the Lender, the Issuer and such Transferee may disclose such confidential information (a) to its examiners, affiliates, outside auditors, counsel and other professional advisors, (b) to the Lender, the Issuer and such Transferee and (c) as required or requested by any Governmental Body or representative thereof or pursuant to legal process.

(b)	Each Loan Party acknowledges that from time to time financial advisory, investment banking and other services may be offered or provided to such Loan Party or one or more of its Affiliates (in connection with this Agreement or otherwise) by the Lender, the Issuer or by one or more Subsidiaries or Affiliates of the Lender or the Issuer and each Loan Party hereby authorizes the Lender and the Issuer to share any information delivered to the Lender or the Issuer by such Loan Party and its Subsidiaries pursuant to this Agreement, or in connection with the decision of the Lender or the Issuer to enter into this Agreement, to any such Subsidiary or Affiliate of the Lender or the Issuer, it being understood that any such Subsidiary or Affiliate of the Lender or the Issuer receiving such information shall be bound by the provisions of Section 15.14 as if it were the Lender or the Issuer, as the case may be, hereunder. Such authorization shall survive the repayment of the other Obligations and the termination of the Agreement.

15.15 Publicity. Each Loan Party, the Lender and the Issuer hereby authorizes the Lender to make appropriate announcements of the financial arrangement entered into among the Loan Parties, the Lender and the Issuer, including announcements which are commonly known as tombstones, in such publications and to such selected parties as the Lender shall in its sole and absolute discretion deem appropriate.

15.16 CONFESSION OF JUDGMENT. THE LOAN PARTIES HEREBY AUTHORIZE ANY ATTORNEY-AT-LAW TO APPEAR IN ANY COURT OF RECORD IN ANY COUNTY IN THE STATE OF OHIO OR ELSEWHERE WHERE A LOAN PARTY HAS A PLACE OF BUSINESS, SIGNED THIS AGREEMENT OR CAN BE FOUND, AFTER THE LENDER DECLARES A DEFAULT AND ACCELERATES THE BALANCES DUE UNDER THIS AGREEMENT, TO WAIVE THE ISSUANCE OF SERVICE OF PROCESS AND CONFESS JUDGMENT AGAINST THE LOAN PARTIES IN FAVOR OF THE LENDER FOR THE AMOUNTS THEN APPEARING DUE, TOGETHER WITH THE COSTS OF SUIT, AND THEREUPON TO RELEASE ALL ERRORS AND WAIVE ALL RIGHT OF APPEAL AND STAY OF EXECUTION. THE LOAN PARTIES AGREE AND CONSENT THAT THE ATTORNEY CONFESSING JUDGMENT ON BEHALF OF THE LOAN PARTIES HEREUNDER MAY ALSO BE COUNSEL TO THE LENDER OR ANY OF ITS AFFILIATES, WAIVES ANY CONFLICT OF INTEREST WHICH MIGHT OTHERWISE ARISE, AND CONSENTS TO THE LENDER PAYING SUCH CONFESSING ATTORNEY A LEGAL FEE OR ALLOWING SUCH ATTORNEY’S FEES TO BE PAID FROM ANY PROCEEDS OF COLLECTION OF THIS AGREEMENT OR COLLATERAL SECURITY THEREFOR.

[Remainder of Page Intentionally Left Blank]

The Loan Parties, the Lender and the Issuer have executed this Agreement as of the date first written above.

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

BORROWER:

SIFCO INDUSTRIES, INC.

By:	/s/ Frank A. Cappello
Name:	Frank A. Cappello
Title:	Vice President Finance and Chief Financial Officer

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO CUSTOM MACHINING COMPANY

By:	/s/ Frank A. Cappello
Name:	Frank A. Cappello
Title:	President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

SIFCO TURBINE COMPONENTS SERVICES, LLC

By:	/s/ Frank A. Cappello
Name:	Frank A. Cappello
Title:	President

WARNING – BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

TWF ACQUISITION, LLC

By:	/s/ Frank A. Cappello
Name:	Frank A. Cappello
Title:	Treasurer

LENDER:

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Thomas J. Evans
Name:	Thomas J. Evans
Title:	Vice President

ISSUER:

FIFTH THIRD BANK, an Ohio banking corporation

By:	/s/ Thomas J. Evans
Name:	Thomas J. Evans
Title:	Vice President